UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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456 North Fifth Street

Philadelphia, Pennsylvania 19123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 25, 2013

To the Stockholders of Destination Maternity Corporation:

The Annual Meeting of Stockholders of Destination Maternity Corporation, a Delaware corporation (the “Company”), will be held at 9:15 a.m. Eastern Standard Time, on January 25, 2013 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect eight directors of the Company;

2.

To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP (“KPMG”) as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2013 and the Company’s internal control over financial reporting as of September 30, 2013;

3.	To hold an advisory vote on executive compensation;

4.	To approve an amendment and restatement of the Company’s Management Incentive Program;

5.

To approve an amendment to the Company’s 2005 Equity Incentive Plan (as amended and restated, the “2005 Plan”) which would authorize the Company to grant an additional 800,000 shares of common stock in respect of awards under the 2005 Plan, with 500,000 of such additional shares of common stock issuable in respect of awards of restricted stock or restricted stock units; and

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of the Company’s common stock at the close of business on Monday, December 3, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOCKERS TO BE HELD ON JANUARY 25, 2013:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at http://investor.destinationmaternity.com.

By Order of the Board of Directors

Edward M. Krell

Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 14, 2012

PROXY STATEMENT

456 North Fifth Street

Philadelphia, Pennsylvania 19123

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

January 25, 2013

This proxy statement, which is first being mailed to stockholders on approximately December 14, 2012, is furnished in connection with the solicitation by the Board of Directors of Destination Maternity Corporation (the “Company”) of proxies to be used at the 2012 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:15 a.m., Eastern Standard Time, on January 25, 2013 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company’s common stock (“Common Stock”) represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of KPMG LLP as independent registered public accountants, for the amendment and restatement of the Company’s Management Incentive Program, for the amendment of the Company’s 2005 Equity Incentive Plan, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting. All references herein to the Company’s fiscal years refer to the fiscal year ended on September 30 in the year mentioned. For example, the Company’s fiscal year 2012 ended on September 30, 2012.

VOTING

Holders of record of Common Stock on Monday, December 3, 2012 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 13,487,694 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon.

Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors (Proposal 1) will have the same effect as votes against the proposal, because, in the case of all other proposals approval requires a vote in favor of the proposal by a majority of the shares entitled to vote present at the Annual Meeting in person or represented by proxy. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Brokers are entitled to vote uninstructed shares with respect to the ratification of the selection of independent registered public accountants, but brokers are not entitled to vote uninstructed shares with respect to other matters. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors’ policy is that the roles of the Non-Executive Chair of the Board of Directors and the Chief Executive Officer should be separate and should not be held simultaneously by the same individual, thus enabling the Board of Directors to benefit from independent leadership. Mr. Arnaud Ajdler, an independent director, has served as the Non-Executive Chairman of the Board of Directors since the Company’s 2010 Annual Meeting. If reelected it is expected that Mr. Ajdler will continue to serve as the Company’s Non-Executive Chair of the Board of Directors.

Inasmuch as the Non-Executive Chair of the Board of Directors is independent, the Board of Directors does not believe that a lead director is currently necessary. However, the Board of Directors in executive session would establish a lead director in the event of the need for emergency succession actions with respect to either or both the Non-Executive Chair and the Chief Executive Officer or for other purposes as the Board of Directors may determine. The independent directors who chair the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees also provide leadership to the Board of Directors in their assigned areas of responsibility. The Board of Directors believes its current structure and operation as described here properly safeguard the independence of the Board of Directors.

Corporate Governance Principles

We maintain Corporate Governance Principles that provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its stockholders. Our Corporate Governance Principles are available on the Company’s investor website at http://investor.destinationmaternity.com or are available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is designed to promote the highest standards of business conduct in our relationships with each other and with our customers, suppliers and others. The Code of Business Conduct and Ethics contains basic principles to guide directors, officers and employees of our Company. Our Code of

Business Conduct and Ethics is available on the Company’s investor website at http://investor.destinationmaternity.com or is available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Board of Directors Independence

The Company’s Corporate Governance Principles require that a majority of the Company’s directors be independent. The Nasdaq Stock Market listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation, and Nominating and Corporate Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These director independence standards, which are set forth in our Corporate Governance Principles, are consistent with the Nasdaq listing standards. A director will be considered “independent” if he or she meets the requirements of our director independence standards and the independence criteria in the Nasdaq listing standards.

The Board of Directors has affirmatively determined that all of the Company’s current and nominee directors, except Mr. Krell, have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent.

The Board of Directors has determined that each of the Company’s current Audit, Compensation, and Nominating and Corporate Governance Committees is composed solely of independent directors. Independence for Audit Committee purposes requires compliance with applicable independence rules of the Securities and Exchange Commission (the “SEC”) in addition to the Nasdaq listing standards. In making the independence determinations for the Board of Directors and its committees, the Board of Directors reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.

None of the members of the Compensation Committee is currently or has been an officer or employee of the Company. No interlocking relationship exists between any member of the Company’s Board of Directors or compensation committee of any other company.

The Board of Directors and

Committee Meetings

During fiscal year 2012, the Board of Directors held seven meetings that were called and held in person and one meeting that was called and held telephonically. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

We expect all of our directors to attend the annual meetings of stockholders. All of our current directors attended last year’s annual meeting of stockholders.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee. During fiscal year 2012, the Audit Committee, which currently consists of Mr. Barry Erdos, Chair, Mr. Joseph Goldblum, and Mr. William A. Schwartz, Jr., held eight meetings that were called and held in person and one meeting that was called and held telephonically. Mr. Erdos is designated as the “audit committee financial expert.” Mr. Erdos has no direct or indirect material relationship with the Company and satisfies the requirements to be considered independent. The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent registered public accountants. The Audit Committee Charter is posted on the Company’s investor website.

Compensation Committee. During fiscal year 2012, the Compensation Committee, which currently consists of Mr. B. Allen Weinstein, Chair, Mr. Ajdler, and Mr. Erdos, held ten meetings that were called and held in person and one meeting that was called and held telephonically. The Compensation Committee considers recommendations of the Company’s management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. In addition, the Compensation Committee administers the Company’s equity-based compensation plans. The Compensation Committee also reviews, and discusses with management, the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report, as applicable, and determines whether to recommend to the Board of Directors that the CD&A be included in the proxy statement or annual report. The Compensation Committee Charter is posted on the Company’s investor website.

Nominating and Corporate Governance Committee. During fiscal year 2012, the Nominating and Corporate Governance Committee, which currently consists of Ms. Melissa Payner-Gregor, Chair, Mr. Ajdler, and Mr. Goldblum, held two meetings that were called and held in person. The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors, actively seeking candidates who meet those criteria, and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. It is the Nominating and Corporate Governance Committee’s policy to consider Director nominees in a manner that seeks to produce the best candidates with a diversity of qualities, backgrounds and complementary skills. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123, and should not include self-nominations. The Nominating and Corporate Governance Committee Charter is posted on the Company’s investor website.

Board of Directors Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors oversees the Company’s strategic planning and the risks inherent in the operation of its business. The Board of Directors administers its risk oversight function through the full Board of Directors and each of its committees. Management of the Company, which is responsible for day-to-day risk management, identifies and assesses the Company’s risks on a regular basis, and develops steps to mitigate and manage risks. The Board of Directors receives regular reports on management’s risk assessment and management process and exercises its risk oversight function by carefully evaluating the reports it receives from management and by making inquiries of management with respect to areas of particular interest. Each of the committees of the Board of Directors is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below. The Board of Directors as a group also reviews risk management practices and a number of significant risks.

The Audit Committee assists the Board of Directors with its risk oversight in a variety of areas, including financial reporting, internal controls, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Business Conduct and Ethics. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Nominating and Corporate Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board of Directors.

Compensation of Directors—Fiscal Year 2012

Directors who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board of Directors. In fiscal year 2012, our arrangements for non-employee directors were as follows:

The Company paid each non-employee director a retainer of $6,250 per quarter. Upon conclusion of the annual meeting of stockholders, the Company granted each non-employee director 4,000 shares of restricted stock that will vest on the earlier of: (1) one year from the date of grant, or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company. Each non-employee director was compensated for his or her service at each meeting of our Board of Directors held in fiscal year 2012 at a rate of $1,500 for Board of Directors meetings scheduled to be held in person and attended by such non-employee director. Non-employee directors were not compensated for attendance at Board of Directors or Committee meetings scheduled to be held telephonically. Also, the Chair of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee was paid an additional quarterly retainer at the rates reflected in the below table, and each non-employee director who is a member of a Committee was compensated for his or her services at each meeting of a Committee that was scheduled to be held in person and attended by such non-employee director, at the following rates:

Committee / Position	Additional Quarterly Retainer ($)	Meeting Fee ($)
Audit Committee
Chair	2,500	1,500
Member	n/a	1,500

Compensation Committee
Chair	1,250	1,000
Member	n/a	1,000

Nominating and Corporate Governance Committee
Chair	1,250	1,000
Member	n/a	1,000

Members of the Board of Directors were also reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or Committees of the Board of Directors on which they serve.

Finally, our Non-Executive Chairman received the following additional compensation: (a) an additional retainer of $6,250 per quarter; and (b) an additional 2,000 shares of restricted stock granted upon election or reelection of the Non-Executive Chairman to that position by the Board of Directors following the annual meeting of stockholders each year, that will vest on the earlier of: (1) one year from the date of grant, or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the Non-Executive Chairman’s death or disability or upon a change of control of the Company.

In fiscal year 2012 our non-employee directors received the following compensation:

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Total ($)
Arnaud Ajdler	72,500	93,960	166,460
Barry Erdos	67,500	62,640	130,140
Joseph A. Goldblum	49,500	62,640	112,140
Melissa Payner-Gregor	42,500	62,640	105,140
William A. Schwartz, Jr.	41,500	62,640	104,140
B. Allen Weinstein	50,500	62,640	113,140

(1)

Upon conclusion of the Annual Meeting of Stockholders on January 20, 2012, the Company granted each non-employee director who was serving on the Board of Directors at that time 4,000 shares of restricted Common Stock, and granted an additional 2,000 shares to Mr. Ajdler for his service as Non-Executive Chairman. The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal year 2012, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).

Compensation of Directors—Fiscal Year 2013

In fiscal year 2012, the Board of Directors sought input from its compensation consultant, The Hay Group, regarding the compensation paid to our non-employee directors. The Hay Group advised that, while the total compensation paid to our non-employee directors was near our peer group median, the payment of meeting fees was no longer a typical market practice. Accordingly, based on the recommendations provided by The Hay Group, the Board of Directors redesigned our non-employee director compensation as follows:

All meeting fees have been eliminated and, in lieu thereof, the basic non-employee director retainer has been increased from $6,250 per quarter to $12,500 per quarter and the additional Committee and Committee Chair retainers have been revised as follows:

Position	Additional Quarterly Retainer ($)
	Former Policy	New Policy
Audit Committee Chair	2,500	3,750
Audit Committee Member	n/a	1,875

Compensation Committee Chair	1,250	3,750
Compensation Committee Member	n/a	1,250

Nominating and Corporate Governance Committee Chair	1,250	2,500
Nominating and Corporate Governance Committee Member	n/a	1,250

The additional retainer payable to our Non-Executive Chairman remains unchanged at $6,250 per quarter. Members of our Board of Directors will still be reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or Committees of the Board of Directors on which they serve.

Restricted stock grants (4,000 shares issued to all non-employee directors, with an additional 2,000 shares issued to the Non-Executive Chairman) will continue to be made annually.

In connection with the adoption of the changes to the non-employee director compensation policy, the Board of Directors also adopted equity ownership guidelines for the non-employee directors pursuant to which all non-employee directors are expected to hold equity in the Company having a total value equal to $150,000 (which is three times the annual cash non-employee director retainer). Existing directors will have three years from October 1, 2012 to attain the required level of equity ownership. Directors elected after October 1, 2012 will have three years from the date of election to the Board of Directors to attain the required level of equity ownership. Progress toward meeting the guidelines will be presented to the Board of Directors at least annually in such manner as requested by the Board of Directors. The guidelines shall be administered and interpreted by the Compensation Committee. Currently all of our non-employee directors hold Company equity in excess of $150,000.

These changes are expected to somewhat increase the annual total compensation that each of our non-employee directors receive. However, the Board of Directors believes that this revised policy is more in keeping with current market practices as it relates to eliminating the payment of meeting fees.

The full text of the revised Non-Employee Director Compensation Policy & Equity Ownership Guidelines is posted on our investor website at http://investor.destinationmaternity.com.

Stockholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Certain Relationships and Related Party Transactions

Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Pursuant to the Company’s Code of Business Conduct and Ethics, information about transactions involving related parties is reviewed by the Audit Committee. It is the Company’s policy that all business decisions will reflect independent judgment and discretion, uninfluenced by considerations other than those honestly believed to be in the best interests of the Company and its stockholders. Any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise consented to by the General Counsel or the Audit Committee in accordance with the Code of Business Conduct and Ethics. Related parties include Company directors, nominees for director, and executive officers, as well as their immediate family members. Related party transactions include transactions, arrangements or relationships pursuant to which the judgment and discretion of a director, officer or employee is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee.

To our knowledge, since the beginning of fiscal year 2012, no related party has had a material interest in any of our business transactions or relationships.

Payments to Former Chief Executive Officer and Former Non-Executive Chairman of the Board of Directors

Although Dan W. Matthias, our former Chief Executive Officer, did not serve the Company as an employee or director in fiscal year 2012, he was entitled to certain payments in fiscal year 2012 under a transition agreement (the “Transition Agreement”) in exchange for agreeing to remain available to the Company as a consultant upon request of our Chief Executive Officer and in respect of his prior service to the Company as an employee. As previously disclosed, in connection with his retirement Mr. Matthias entered into a Transition Agreement with us at the conclusion of fiscal year 2008 to reflect his new role as the Non-Executive Chairman of the Board of Directors and as an advisor to management. The Transition Agreement had a term of four years commencing on October 1, 2008 and ending on October 1, 2012. Under the Transition Agreement, and in consideration of his advisory services and in lieu of all other fees or equity awards, if any, for his service as a director, the Company agreed to pay Mr. Matthias an annual retainer of $200,000 and to continue certain insurance and fringe benefit coverage for Mr. Matthias. The Transition Agreement also amended Mr. Matthias’ Supplemental Retirement Agreement (the “SERP”) (i) to provide for full vesting of the benefits payable to Mr. Matthias, (ii) to increase the total amount payable under the SERP to approximately 10% more than the amount that would have been payable on September 30, 2012 (the date benefits under the SERP otherwise would have vested), and (iii) to provide for payments over four years (in lieu of payment in an immediate lump sum). For a further discussion of the SERP and the modifications to the SERP resulting from the Transition Agreement, see the information provided under “Pension Benefits for Fiscal Year 2008” in our Definitive Proxy Statement filed with the SEC on December 15, 2008.

Subsequent to the conclusion of fiscal year 2009, Mr. Matthias entered into a Letter Agreement with the Company whereby he agreed not to seek re-election to the Board of Directors at the January 2010 Annual Meeting of Stockholders. Mr. Matthias and the Company agreed that, for purposes of the Transition Agreement, Mr. Matthias would be treated as if he sought re-election to the Board of Directors but was not re-elected. Accordingly, pursuant to the terms of the Transition Agreement, although Mr. Matthias was not a director of the Company at any point in fiscal year 2012, he was still entitled to the annual retainer and to the insurance and fringe benefit coverage described above until October 1, 2012 solely in consideration of the advisory services.

Pursuant to the above, for fiscal year 2012 Mr. Matthias received the following compensation: (a) $600,000 in payments under the SERP; (b) $200,000 in payments for the annual retainer under the Transition Agreement; (c) $17,103 for automobile lease payments and related expenses under the Transition Agreement; and (d) $4,100 as reimbursement for tax planning services under the Transition Agreement.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 3, 2012, except as otherwise noted, with respect to the beneficial ownership of shares of Common Stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director or nominee for director, by each of the current named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%)
Edward M. Krell	244,185	(b)	1.8%
Christopher F. Daniel	25,140	(c)	*
Judd P. Tirnauer	52,372	(d)	*
Ronald J. Masciantonio	33,715	(e)	*
Arnaud Ajdler	32,476	(f)	*
Michael J. Blitzer	4,000	(g)	*
Barry Erdos	20,000	(h)	*
Joseph A. Goldblum	77,098	(i)	*
Melissa Payner-Gregor	17,776	(j)	*
William A. Schwartz, Jr.	52,400	(k)	*
B. Allen Weinstein	16,000	(l)	*
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,286,502	(m)	9.5%
Mill Road Capital, L.P. 382 Greenwich Avenue Suite One Greenwich, CT 06830	1,259,796	(n)	9.3%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,136,177	(o)	8.4%
MVP Distribution Partners 201 King of Prussia Road Suite 240 Radnor, PA 19087	749,290	(p)	5.6%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	712,200	(q)	5.3%
All directors and officers as a group (11 persons)	575,162	(r)	4.2%

*	Less than 1% of the outstanding Common Stock or less than 1% of the voting power.

(a)	Except as otherwise indicated, the address of each person named in the table is: c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

(b)

Includes 27,151 shares purchasable upon exercise of stock options by Mr. Krell. Also includes 12,800 shares of unvested restricted stock from the March 3, 2011 grant of 16,000 shares, which shares vest in five equal annual installments beginning on March 3, 2012, and 13,725 shares from the March 6, 2012 grant of 18,299 shares, which shares vest in four annual installments beginning on November 18, 2012 as follows: 4,574 shares vested on November 18, 2012, and 4,575 shares vest on each of November 18, 2013, November 18, 2014, and November 18, 2015. Also includes 9,427 shares of unvested restricted stock granted to Mr. Krell on November 16, 2012, which shares vest in four annual installments beginning on

November 16, 2013 as follows: 2,356 shares vest on November 16, 2013, and 2,357 shares vest on each of November 16, 2014, November 16, 2015, and November 16, 2016. For additional information regarding the equity held by Mr. Krell at the end of fiscal year 2012, please see the “Outstanding Equity Awards” table.

(c)

Includes 8,000 shares purchasable upon exercise of stock options by Mr. Daniel. Also includes 8,000 shares of unvested restricted stock from the June 1, 2011 grant of 10,000 shares, which shares vest in five equal annual installments beginning on June 1, 2012, and 1,641 shares of unvested restricted stock from the November 18, 2011 grant of 2,188 shares, which shares vest in four equal annual installments beginning on November 18, 2012. Also includes 4,713 shares of unvested restricted stock granted to Mr. Daniel on November 16, 2012, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,178 shares vest on each of November 16, 2013, November 16, 2014, and November 16, 2015, and 1,179 shares vest on November 16, 2016. For additional information regarding the equity held by Mr. Daniel at the end of fiscal year 2012, please see the “Outstanding Equity Awards” table.

(d)

Includes 12,000 shares purchasable upon exercise of stock options by Mr. Tirnauer. Also includes 2,000 shares of unvested restricted stock from the July 23, 2008 grant of 10,000 shares, 400 shares of unvested restricted stock from the November 19, 2008 grant of 2,000 shares, and 8,000 shares of unvested restricted stock from the March 3, 2011 grant of 10,000 shares, which grants each vest in five equal annual installments, and 4,063 shares of unvested restricted stock from the November 18, 2011 grant of 5,417 shares, which shares vest in four annual installments beginning on November 18, 2012 as follows: 1,354 shares vest on each of November 18, 2012, November 18, 2013, and November 18, 2014, and 1,355 shares vest on November 18, 2015. Also includes 4,609 shares of unvested restricted stock granted to Mr. Tirnauer on November 16, 2012, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,152 shares vest on each of November 16, 2013, November 16, 2014, and November 16, 2015, and 1,153 shares vest on November 16, 2016. For additional information regarding the equity held by Mr. Tirnauer at the end of fiscal year 2012, please see the “Outstanding Equity Awards” table.

(e)

Includes 13,441 shares purchasable upon exercise of stock options by Mr. Masciantonio. Also includes 400 shares of unvested restricted stock from the November 19, 2008 grant of 2,000 shares, and 6,400 shares of unvested restricted stock from the March 3, 2011 grant of 8,000 shares, which grants each vest in five equal annual installments, and 3,201 shares of unvested restricted stock from the November 18, 2011 grant of 4,267 shares, which shares vest in four annual installments beginning on November 18, 2012 as follows: 1,066 shares vested on November 18, 2012, and 1,067 shares vest on each of November 18, 2013, November 18, 2014, and November 18, 2015. Also includes 4,190 shares of unvested restricted stock granted to Mr. Masciantonio on November 16, 2012, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,047 shares vest on each of November 16, 2013 and November 16, 2015, and 1,048 shares vest on each of November 16, 2014 and November 16, 2016. For additional information regarding the equity held by Mr. Masciantonio at the end of fiscal year 2012, please see the “Outstanding Equity Awards” table.

(f)

Includes 6,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Ajdler’s re-election as a director and appointment as Non-Executive Chairman of the Board of Directors, and 6,000 shares of unvested restricted stock granted to Mr. Ajdler on January 20, 2012.

(g)	Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Blitzer’s election as a director.

(h)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Erdos’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Erdos on January 20, 2012.

(i)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Goldblum’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Goldblum on January 20, 2012. Also includes 14,020 shares owned by G-II Family Partnership L.P. Mr. Goldblum is general partner of G-II Family Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 6,000 shares purchasable upon exercise of stock options, 32,400 shares held as custodian or in trust for members of Mr. Goldblum’s family, and 990 shares owned by his wife.

(j)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Ms. Payner-Gregor’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Ms. Payner-Gregor on January 20, 2012.

(k)

Includes 26,000 shares purchasable upon exercise of stock options by Mr. Schwartz. Also includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Schwartz’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Schwartz on January 20, 2012.

(l)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Weinstein’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Weinstein on January 20, 2012.

(m)

Information is based on the Schedule 13G/A filed with the SEC on February 14, 2012. According to that filing, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment adviser, may be deemed to beneficially own all of the shares specified on the above table which are held of record by clients of Wellington Management.

(n)

Information is based on the Form 4 filed with the SEC on May 13, 2011. According to that filing, the shares are held directly by Mill Road Capital, L.P. (the “Fund”) and indirectly by Mill Road Capital GP LLC (the “GP”), the sole general partner of the Fund, and indirectly by Thomas E. Lynch and Scott P. Scharfman, who are the Management Committee Directors of the GP. Each of the Fund, the GP, Mr. Lynch and Mr. Scharfman disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein, if any.

(o)

Information is based on the Schedule 13G/A filed with the SEC on June 11, 2012. According to that filing, FMR LLC (“FMR”) beneficially owns all of the shares specified on the above table as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR, through its control of Fidelity Management & Research Company (a wholly-owned subsidiary of FMR), and the funds each has sole dispositive power with respect to all of the shares. Neither FMR, nor Edward C. Johnson 3d, as Chairman of FMR, has sole voting power with respect to the shares, which power resides with the funds’ Boards of Trustees. Includes shares owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, who is the beneficial owner of 397,926 shares as a result of serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power with respect to all of the shares beneficially owned by PGATC.

(p)

Information is based on the Schedule 13D/A filed with the SEC on June 19, 2006. According to that filing, Robert Brown, a general partner of MVP Distribution Partners and its affiliates, including Meridian Venture Partners, beneficially owns 167,884 shares of the Company’s Common Stock, which are not included in the above table. Mr. Brown, in his capacity as sole trustee and beneficiary of Venture Investment Management, Inc. Pension Plan, also beneficially owns 38,800 shares of the Company’s Company Stock, which are not included in the above table. In addition, Mr. Brown’s spouse, individually, beneficially owns 62,528 shares of the Company’s Common Stock, which are not included in the above table.

(q)

Information is based on the Schedule 13G/A filed with the SEC on February 13, 2012. According to that filing, Renaissance Technologies LLC (“RTC”), and Renaissance Technologies Holdings Corporation (“RTHC”), because of RTHC’s majority ownership of RTC, beneficially own all of the shares specified on the above table. Also according to that filing, certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the shares.

(r)

Includes the following number of shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) by the following persons: Edward M. Krell—27,151, Christopher F. Daniel—8,000, Judd P. Tirnauer—12,000, Ronald J. Masciantonio—13,441, Joseph A. Goldblum—6,000, and William A. Schwartz, Jr. —26,000. Also includes the following number of shares of unvested restricted stock owned (or which may be deemed to be owned) by the following persons: Edward M. Krell—35,952, Christopher F. Daniel—14,354, Judd P. Tirnauer—19,072, Ronald J. Masciantonio—14,191, Arnaud Ajdler—12,000, Michael J. Blitzer—4,000, Barry Erdos—8,000, Joseph A. Goldblum—8,000, Melissa Payner-Gregor—8,000, William A. Schwartz, Jr.—8,000, and B. Allen Weinstein—8,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) reports for the fiscal year ended September 30, 2012 were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors (the “Committee”) has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus stockholder value, by aligning the financial interests of our senior management with those of our stockholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of our stockholders.

Composition of the Committee

The Committee currently consists of Mr. B. Allen Weinstein, Chair, Mr. Ajdler, and Mr. Erdos. None of these individuals has ever been an officer or employee of the Company. Each member of the Committee is considered to be an “independent director” under Nasdaq rules and the rules of the SEC. The Report of the Compensation Committee is set forth below after this “Compensation Discussion and Analysis” section.

The Committee meets at least annually regarding compensation decisions. In fiscal year 2012, the Committee met 11 times.

Significant Corporate and Personnel Developments

Fiscal year 2012 was a year filled with significant challenges and achievements for the Company. While we continued to face a challenging sales environment and a continued reduction of births in the United States, we generated strong positive earnings (second in Company history only to our record earnings results of fiscal year 2011) and generated significant free cash flow, while increasing our investment and talent in our key areas of focus and growth: merchandising, marketing, web and international. In addition, we continued to strengthen our partnership businesses, completing the first year of our significant nationwide expansion with Macy’s, and entering into an exciting and broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc. We used our strong free cash flow to generate stockholder value, both through continued significant debt repayment and continuing to return funds to our stockholders via a meaningful regular quarterly cash dividend. However, we are disappointed that we did not fully achieve our sales and earnings goals for fiscal year 2012, and that we generated lower earnings than our record earnings of a year ago. Accordingly, consistent with the Committee’s stated philosophy of linking named executive officer compensation to performance, there were no annual incentive payouts to named executive officers this year. This outcome demonstrates the Committee’s discipline in adhering to its pay-for-performance model and our commitment to aligning the financial interests of management and stockholders.

In fiscal year 2012, we negotiated with our Chief Executive Officer to amend his employment contract. It is the practice of the Committee to periodically review existing arrangements with our named executive officers to determine if such arrangements remain appropriate in the current commercial landscape. Whenever practicable, the Committee seeks to update existing arrangements to remove outdated terms and to otherwise ensure the arrangements remain effective and consistent with the best interests of our stockholders. In fiscal year 2012, the Committee determined that certain provisions in Mr. Krell’s employment agreement had ceased to reflect current market practices. Accordingly, the Committee negotiated with Mr. Krell to amend his employment agreement to reduce over time the severance benefits potentially payable to him upon an involuntary termination and to eliminate his right to a “golden parachute” tax gross-up. In exchange for these concessions, we agreed to provide certainty to Mr. Krell regarding his fiscal year 2012, 2013 and 2014 annual equity awards. The amendment is more fully described below in the section entitled “Amendment to the Chief Executive Officer’s Employment Agreement.”

Consideration of Most Recent Stockholder Advisory Vote on Executive Compensation

During fiscal year 2012, we again conducted a “Say-On-Pay” stockholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee appreciates that once again over 97% of the shares voting approved of our executive compensation and believes, therefore, that our stockholders are highly supportive of our executive compensation practices. Nevertheless, the Committee continues to refine our executive compensation practices in its ongoing effort to ensure that those parties support our corporate goals and values. The Committee believes that our stockholders will agree that its actions taken during and after fiscal year 2012, as further discussed below, will only strengthen the effectiveness of our executive compensation programs. This year we are again providing stockholders with an opportunity to express their views on this topic in another “Say-On-Pay” stockholder advisory vote.

Significant Actions Taken

Significant compensation related actions taken during fiscal year 2012 and thereafter include the following:

(1)	Amendment of our Chief Executive Officer’s employment agreement

(2)	Adoption of a performance-based equity incentive program

(3)	Approval of 2012 and 2013 annual equity awards

(4)	Establishment of 2012 and 2013 annual incentive goals

In addition to a discussion of our compensation philosophy in general, the following discussion highlights these specific decisions.

Total Compensation and Allocation Between Compensation Elements

Both the total amount of compensation paid to our named executive officers and the portion of total compensation represented by each element of compensation have been determined by the Committee with reference to each executive’s experience, capabilities, contributions and strategic importance, the pay levels for peer employees within the Company, the pay levels for similar positions at companies in our peer group and our performance as a whole. As further discussed below, in evaluating these considerations, the Committee during fiscal year 2012 received input from its compensation consultant, The Hay Group. The Committee retained The Hay Group, an outside executive compensation consulting firm, to assist it in evaluating the Company’s executive compensation practices for senior management personnel and in developing and refining the Company’s peer group.

The input of The Hay Group was given substantial weight and, in general, the Committee did not increase an executive’s total compensation, or any element of an executive’s compensation, unless it concluded that such increase was necessary to conform to the relevant peer group median or, based on the independent judgment and experience of the Committee members, was necessary for a strategic reason (e.g. the retention of a key executive).

In fiscal year 2012, The Hay Group was paid $30,000 for executive compensation consulting to the Committee, and $2,000 for providing certain compensation benchmarking information to the Company with respect to executive compensation below the named executive officer level.

Because of policies and procedures The Hay Group and the Committee have in place, the Committee is confident that the advice it receives from executive compensation consultants at The Hay Group is objective and not influenced by The Hay Group’s or its affiliates’ relationships with the Company. These policies and procedures include the following:

•	the consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by The Hay Group or any of its affiliates;

•	the consultants are not responsible for selling other The Hay Group or affiliate services to the Company;

•

The Hay Group’s professional standards prohibit the individual consultant from considering any other relationships The Hay Group or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the consultants have direct access to the Committee without management intervention;

•	the Committee has the sole authority to retain and terminate The Hay Group; and

•	the Committee evaluates the quality and objectivity of the services provided by The Hay Group each year and determines whether to continue to retain The Hay Group.

Benchmarking

The Hay Group identified the following companies as our “peers” in fiscal year 2012, both for purposes of benchmarking total compensation and individual pay elements:

Bebe Stores, Inc. Body Central Corp. Cache Inc. Casual Male Retail Group, Inc. Cato Corp. Christopher & Banks Corporation Citi Trends, Inc.	Coldwater Creek, Inc. Hot Topic, Inc. New York & Company, Inc. Rue21, Inc. Shoe Carnival, Inc. Wet Seal, Inc. Zumiez Inc.

The peer group contains companies within the retail apparel industry with revenues that ranged from approximately 40 to 175 percent of our revenues and market capitalizations that ranged from appropriately 20 to 475 percent of our market capitalization, in each case as of the end of the applicable company’s most recently completed fiscal year.

Participation of Management in the Compensation Process

Mr. Krell was consulted regularly by the Committee in fiscal year 2012 with respect to compensation decisions regarding, and the individual performance of, named executive officers other than himself. While his input in such matters is afforded substantial weight, the ultimate decision on all named executive officer compensation matters was made only by the Committee or the Board of Directors. The individual performance of Mr. Krell was evaluated by the Committee and the Board of Directors, without input from any employee.

At the request of the Committee, management assembles and distributes to the Committee, in advance of its meeting or meetings, information requested by the Committee to assist the Committee in its compensation decisions. Such information may include corporate financial data, historical compensation data (for us or members of our peer group) and information regarding the accounting, tax or legal consequences of proposed compensation arrangements, as prepared by internal personnel or external advisors.

Effect of Historical Contractual Arrangements

The Committee’s compensation decisions are made in light of our current and foreseeable future circumstances and with an eye toward conformity with perceived “best practices.” However, the Committee’s approach to compensation is also influenced by our existing contractual commitments to named executive officers, some of which originated many years ago. When appropriate and practicable, the Committee will negotiate with named executive officers to update such “legacy” commitments to reflect changed circumstances or evolving commercial practices, as the Committee did this fiscal year, with our chief executive officer’s employment agreement.

Elements of Compensation

The principal elements of our named executive officers’ compensation are: (1) base salary, (2) annual cash bonuses, (3) special or discretionary cash bonuses, (4) equity-based incentives, and (5) severance and change in control benefits.

Base Salary: The base salary of each named executive officer constitutes compensation for discharging such named executive officer’s job responsibilities and is intended to achieve comparability with the base salaries of senior executives at similar companies holding comparable positions, taking into account such factors as the individual executive’s experience, tenure and alternative employment opportunities.

Individual salary adjustments also take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures.

In fiscal year 2011, the Committee conducted an in-depth review of our named executive officers’ base salaries and, in the course of that review, considered data provided by The Hay Group regarding the competitiveness of our salaries relative to our peer group. Due in large part to the salary adjustments that occurred in connection with this review, the base salaries of our named executive officers remained unchanged in fiscal year 2012.

Base Salary Increases Made after Fiscal Year 2012: For fiscal year 2013, based on Mr. Krell’s recommendations and updated benchmarking provided to the Committee by The Hay Group, the Committee approved annual base pay rate increases for each of Mr. Judd P. Tirnauer, the Company’s Executive Vice President & Chief Financial Officer, and Mr. Ronald J. Masciantonio, the Company’s Executive Vice President & General Counsel, with each such increase effective on December 1, 2012. Another rationale for increasing Mr. Masciantonio’s base salary was the added responsibilities that Mr. Masciantonio assumed as a result of his promotion to Executive Vice President, Chief Administrative Officer & General Counsel in November 2012. Mr. Tirnauer’s annual base salary rate was increased from $375,000 to $385,000, and Mr. Masciantonio’s annual base salary rate was increased from $320,000 to $360,000.

Annual Bonuses: We pay annual bonuses in cash based on our achievement of corporate performance goals established by the Committee, with input from senior management. The target amount for each executive’s annual bonus is expressed as a percentage of the executive’s base salary for the fiscal year. Each executive’s target annual bonus and maximum annual bonus opportunity is set forth in his employment agreement. Other than Mr. Krell, each named executive officer’s target annual bonus is 50% of his base salary and his maximum annual bonus opportunity is 100% of his base salary. Mr. Krell’s target annual bonus is 100% of his base salary and his maximum annual bonus opportunity is 200% of his base salary.

As illustrated in the table entitled “Grants of Plan-Based Awards” under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” each executive’s actual bonus payment may be lower or higher than the target amount, based on actual corporate performance relative to the specified goals. In determining the amount of the annual bonus payable to an executive when the applicable performance goals have been met, the Committee may exercise negative discretion to reduce the amount of such annual bonus to ensure that the amount ultimately paid is commensurate with the executive’s contribution to the Company’s performance.

The Committee has utilized this same annual bonus approach for several years, and the arrangement is codified as our “Management Incentive Program.” If Proposal 4, described below, is approved, this approach will be continued. The terms of the Management Incentive Program are described in greater detail in Proposal 4 below.

For fiscal years 2012 and 2013, the Committee continued to use “Adjusted EBITDA” as the relevant performance metric for annual bonus purposes because it believes that continued profitability will be the key driver to increase stockholder value. For this purpose “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) gain or loss from the early extinguishment, redemption or repurchase of debt, (iv) stock-based compensation expense and (v) the impact of any changes to accounting principles that become effective during the relevant year. In addition, Adjusted EBITDA excludes expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings.

Fiscal Year 2012 Bonuses: With respect to fiscal year 2012 bonuses for named executive officers under the Management Incentive Program, on December 13, 2011 the Committee established that the level of Adjusted EBITDA which would yield 100% of target bonus was $59.4 million (a 9.3% increase from fiscal year 2011 Adjusted EBITDA) and that the level of Adjusted EBITDA which would yield the maximum bonus payment (200% of target bonus) was $67.2 million (a 23.5% increase from fiscal year 2011 Adjusted EBITDA). The level of Adjusted EBITDA which would yield the threshold level of target bonus of 20% was $54.4 million (a 0% increase from fiscal year 2011 Adjusted EBITDA).

In November 2012, the Committee determined that the Company’s Adjusted EBITDA for fiscal year 2012 was $49.9 million. As this amount was below the threshold target for the performance bonus, the Committee determined that no annual incentive bonuses are payable to the named executive officers under the Management Incentive Program for fiscal year 2012.

Fiscal Year 2013 Bonuses: With respect to fiscal year 2013 bonuses for named executive officers under the Management Incentive Program, on December 10, 2012 the Committee established that the level of Adjusted EBITDA which would yield 100% of target bonus is $54.9 million (a 10.1% increase from fiscal year 2012 Adjusted EBITDA) and that the level of Adjusted EBITDA which would yield the maximum bonus payment (200% of target bonus) is $63.3 million (a 26.8% increase from fiscal year 2012 Adjusted EBITDA). The level of Adjusted EBITDA which would yield the threshold level of target bonus of 20% is $49.9 million (a 0% increase from fiscal year 2012 Adjusted EBITDA).

Discretionary or Special Bonuses: In addition to maintaining an annual bonus program with payments tied to the achievement of pre-established corporate performance goals, the Committee may also authorize the payment of additional cash bonuses on a discretionary or special basis, to reward extraordinary corporate and/or individual accomplishments or to accomplish specific recruitment or retention objectives. There were no special or discretionary bonuses paid to our named executive officers with respect to fiscal year 2012.

Equity-Based Incentives: The Committee believes that equity awards, when appropriately structured, provide powerful long-term incentives and align the interests of the named executive officers with the interests of our stockholders. Accordingly, we continue to emphasize equity in the total compensation packages provided to our named executive officers.

Fiscal Year 2012 Awards: The equity grants made during fiscal year 2012 to our named executive officers included a mix of performance-vested restricted stock units (described below), time-vested restricted stock and time-vested options. The aggregate size of awards made to Mr. Krell are determined in accordance with his Employment Agreement as more fully described below in the section entitled “Amendment to the Chief Executive Officer’s Employment Agreement”. For the other named executive officers, the Committee set the value of awards to approximate the average value of annual awards delivered by our peer group companies to their executives serving in comparable positions as determined by The Hay Group.

Mr. Krell’s awards were determined as described below in the section entitled “Amendment to the Chief Executive Officer’s Employment Agreement”. The awards made to each other named executive officer in fiscal year 2012 are described below in the “Grants of Plan Based Awards” table. For Mr. Daniel’s awards, over 50% of such awards were in performance-based restricted stock units with the remainder evenly distributed between time-vested options and time-vested restricted stock. For each of Mr. Tirnauer and Mr. Masciantonio, the awards were divided relatively evenly between time-vested restricted stock, time-vested options and performance-based restricted stock units. Each of the restricted stock and the options vest over a four year period (with the exception of Mr. Krell’s restricted stock and option awards which vest over 3²/³ years, because the issuance of those awards was delayed until completion of the amendment to his employment agreement).

Fiscal Year 2013 Awards: The equity grants made during fiscal year 2013 to our named executive officers also included a mix of performance-vested restricted stock units (described below), time-vested restricted stock and time-vested options.

The total value of awards made to each named executive officer in fiscal year 2013 were as follows: $750,000 for Mr. Krell, $375,000 for Mr. Daniel, $275,000 for Mr. Tirnauer, and $250,000 for Mr. Masciantonio. The aggregate size of awards made to Mr. Krell are determined in accordance with his Employment Agreement as more fully described below in the section entitled “Amendment to the Chief Executive Officer’s Employment Agreement”. For the other named executive officers, the Committee set the value of awards to approximate the average value of annual awards delivered by our peer group companies to their executives serving in comparable positions as determined by The Hay Group. For Mr. Krell and Mr. Daniel, 25% of the value of these awards was in restricted stock, 25% of such value was in options and the remaining 50% of such value was in performance-based restricted stock units. For Mr. Tirnauer and Mr. Masciantonio, the value of these awards was evenly divided between time-vested restricted stock, time-vested options and performance-based restricted stock units. Each of the restricted stock and the options vest over a four year period.

Performance-Based Restricted Stock Unit Grants for Fiscal Year 2012 and Fiscal Year 2013. In fiscal year 2012 the Committee introduced performance-based restricted stock units as a component of equity awards to the named executive officers to incorporate multi-year metrics into our executive compensation, to ensure that performance-based metrics are diversified and to enlarge the at-risk portion of our executive compensation.

For each of fiscal year 2012 and 2013, each performance-based restricted stock unit represents the right to receive one share of our common stock, upon satisfaction of specified performance conditions. In each case, the performance condition was based on the Company’s cumulative operating income for the three year period beginning with the start of fiscal year of issuance (the “Performance Period”). The Committee chose operating income as a measure because it believed that there is a strong relationship between growth in operating income and growth in stockholder value.

For this purpose, the Committee determined that operating income will be adjusted to exclude: (i) any changes to accounting principles that become effective during the performance period; (ii) any expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings; (iii) gain or loss from the early extinguishment, redemption, or repurchase of debt; and (iv) gain or loss from all litigation and insurance claims and recoveries.

The following levels of cumulative operating income over the respective Performance Period will be used to determine the threshold, target and maximum performance-based restricted stock units earned for each grant:

Fiscal Year of RSU Grant	Performance Period (Fiscal Years)	Threshold Level ($)	Target Level ($)	Maximum Level ($)
2012	2012 through 2014	120,000,000	126,000,000	132,000,000

2013	2013 through 2015	109,582,000	120,535,000	132,201,000

Furthermore, for the fiscal year 2012 grant, regardless of achievement of a given performance level as set forth above, all performance-based restricted stock units will be forfeited if operating income for fiscal year 2014 does not equal or exceed $38,244,000 (which was the Company’s Operating Income in fiscal year 2011). Similarly, for the fiscal year 2013 grant, regardless of achievement of a given performance level as set forth above, all performance-based restricted stock units will be forfeited if operating income for fiscal year 2015 does not equal or exceed $33,105,000 (which was the Company’s Operating Income in fiscal year 2012).

The following table sets forth the threshold, target and maximum performance-based restricted stock units that may be earned by each named executive officer upon achievement of the above specified levels of cumulative operating income for each grant:

Named Executive Officer	Fiscal Year of RSU Grant	Threshold Level (#)	Target Level (#)	Maximum Level (#)
Edward M. Krell—	2012	12,500	25,000	37,500
Chief Executive Officer	2013	9,427	18,854	28,281

Christopher F. Daniel—	2012	2,188	4,375	6,563
President	2013	4,714	9,427	14,141

Judd P. Tirnauer—	2012	2,709	5,417	8,126
Executive Vice President & Chief Financial Officer	2013	2,305	4,609	6,914

Ronald J. Masciantonio—	2012 2013	2,134 2,095	4,267 4,190	6,401 6,285
Executive Vice President, Chief Administrative Officer & General Counsel

The Committee will interpolate to determine the performance-based restricted stock units earned for all levels of cumulative operating income above the threshold level but below the maximum level.

Any dividends declared on the shares of Company stock underlying the performance-based restricted stock units will be credited as additional performance-based restricted stock units based on the fair market value of the Company stock on the dividend payment date. Those additional performance-based restricted stock units will be earned, if at all, on the same terms as the original performance-based restricted stock units.

Severance and Change in Control Benefits: The specific terms of our severance and change in control arrangements are discussed below under the heading “Potential Payments upon Termination or Change in Control.”

The Committee has noted the prevalence of severance and change in control arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. Specifically, the Committee has concluded that such commitments are required to retain the continued service of Mr. Krell, Mr. Masciantonio and Mr. Tirnauer and were required to recruit Mr. Daniel. Further, in the case of any potential change in control, the Committee has concluded that such commitments are necessary to enable our named executive officers to evaluate objectively the benefits to stockholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The Committee also believes that reasonable severance and change in control benefits (1) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, (2) should be conditioned upon execution of a release of claims against the employer and its affiliates, and (3) should be conditioned on the executive’s commitment not to compete for a reasonable period following any cessation of his or her employment.

In general, cash severance benefits are expressed as a function of each executive’s base salary (or base salary and target bonus) as in effect at the time of separation. However, pursuant to the amendment to his employment agreement described below, Mr. Krell’s cash severance is now a fixed dollar amount (that declines over time depending on when the severance event occurs) rather than a multiple of his base salary and target bonus as in effect at the time of a severance event.

Amendment to the Chief Executive Officer’s Employment Agreement. As described above, based on the Committee’s re-examination of the named executive officers’ employment agreements, the Committee entered into negotiation with the chief executive officer to amend his employment agreement. On March 6, 2012, the chief executive officer agreed to amend his employment agreement as follows:

(a) Cash Severance: The cash severance potentially payable to Mr. Krell upon a termination of his employment without “Cause” or for “Good Reason” was reduced from $3,900,000 as provided under the employment agreement prior to the amendment to: (a) $3,712,500, if the severance event occurs in 2012; (b) $3,525,000, if the severance event occurs in 2013; (c) $3,337,500, if the severance event occurs in 2014; (d) $2,962,500, if the severance event occurs in 2015; (e) $2,587,500, if the severance event occurs in 2016; or (f) $2,212,500, if the severance event occurs during or after 2017. Thus, over this 5 year period, the severance potentially payable to Mr. Krell will be reduced by approximately $1.7 million.

(b) Golden Parachute Tax Gross-Up: Mr. Krell’s right to receive a tax gross-up to offset the impact of the excise tax under Section 280G of the Internal Revenue Code was deleted.

(c) Equity Grants for Fiscal Years 2012, 2013 and 2014: The Company agreed to make certain equity awards to Mr. Krell, provided he remains employed by the Company, for fiscal years 2012, 2013 and 2014 (as more fully described in the Company 8-K filed on March 6, 2012). Each of these annual grants is expected to consist of a mix of stock options, restricted stock and performance-based restricted stock units, provided that, (A) no more than 50% of the aggregate fair value of any fiscal year’s grant will consist of performance-based restricted stock units; (B) no more than 25% of the aggregate fair value of any fiscal year’s grant will consist of stock options; and (C) the time-vested restricted shares and time-vested options will vest in four equal annual installments.

(d) Equity Vesting upon Termination: Any outstanding time-based equity awards guaranteed for 2012, 2013 and 2014 and all prior time-vested awards will become fully vested upon a cessation of Mr. Krell’s employment due to death, disability, termination without cause or resignation with good reason. In addition, a pro-rata portion of any outstanding performance awards guaranteed for 2012, 2013 and 2014 will be eligible to vest in connection with such a cessation of his employment, to the extent the underlying performance goals are attained at the end of an applicable performance period. Under the employment agreement prior to the amendment, all of Mr. Krell’s outstanding equity awards became fully vested upon such termination events.

(e) Equity Vesting upon a Change in Control: Upon a change in control of the Company, any outstanding time-based equity awards guaranteed for 2012, 2013 and 2014 and all prior time-vested awards will become fully vested and any outstanding performance awards guaranteed for 2012, 2013 and 2014 will vest at the target level. Under the employment agreement prior to the amendment, all of Mr. Krell’s outstanding equity awards became fully vested upon a change in control.

These changes to Mr. Krell’s employment agreement are advantageous to us. Mr. Krell agreed to these changes in exchange for our commitment to provide the 2012, 2013 and 2014 equity grants described above.

While these grants are valuable, they are conditioned on Mr. Krell’s continued employment by us and their size and specifications were determined, based on the advice of The Hay Group, with reference to typical annual equity awards made within our peer group to chief executive officers. Accordingly, they are consistent with the size and types of annual awards we expected to grant Mr. Krell even in the absence of the amendment.

Additional Compensation Information

Tax and Accounting Considerations Affecting Executive Compensation. We endeavor to design our equity incentive awards so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards. We generally attempt to structure our arrangements to maximize the tax deductibility of compensation, by taking advantage of performance-based exemptions to the limits of Section 162(m) of the Internal Revenue Code (including, for example, by submitting the Company’s annual bonus program to stockholder approval, as described below in Proposal 4). However, the Committee reserves the right to approve compensation that is not fully deductible.

Compensation Risk Analysis. The Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Committee seeks to mitigate such risk by:

(a)	providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years (to encourage an appropriately long-term focus);

(b)

capping annual cash bonuses for named executive officers under the Management Incentive Program at 200% of base salary for Mr. Krell and 100% of base salary for other named executive officers (to provide appropriate balance between short- and long-term objectives); and

(c)

reserving the discretion to reduce annual bonuses otherwise payable under the Management Incentive Program (to allow recognition of the relationship between individual executive contributions and the achievement of specified performance metrics).

Moreover, while we have not implemented a formal stock ownership guideline for our management team, we note that Mr. Krell already maintains a substantial direct stock ownership position. We believe that this ownership position provides a significant incentive for Mr. Krell to ensure that his actions, and the actions of all those reporting to him, are focused on the creation of sustainable stockholder value and the avoidance of excessive risk.

The Committee continues to evaluate the implementation of clawback and hedging policies and intends to adopt such policies after the Securities and Exchange Commission provides guidance on these issues.

REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS

Report of the Compensation Committee

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

B. Allen Weinstein, Chair

Arnaud Ajdler

Barry Erdos

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2012 with management;

•

Discussed with the Company’s independent registered public accountants matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, in connection with the audit of the Company’s consolidated financial statements for fiscal year 2012; and

•

Received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee regarding independence, and has discussed with the independent registered public accountants its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for the fiscal year ended September 30, 2012.

The Audit Committee

Barry Erdos, Chair

Joseph A. Goldblum

William A. Schwartz, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about all compensation earned during our fiscal year ended September 30, 2012 by the individuals who served as our executive officers during that year (collectively referred to as the “named executive officers”):

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Edward M. Krell—	2012	750,000		—	—	746,292	211,224	27,883	(2)	1,735,399
Chief Executive Officer	2011	733,333			190,667	354,080	400,418	23,683	(2)	1,702,181
	2010	650,000		—	1,123,200	—	430,806	24,124	(2)	2,228,130

Christopher F. Daniel—	2012	525,000		—	—	104,067	27,773	—		656,840
President	2011	175,000	(3)	—	22,812	206,200	363,084	61,432	(4)	828,528

Judd P. Tirnauer—	2012	375,000		—	—	168,144	68,766	2,730	(5)	614,640
Executive Vice President & Chief Financial Officer	2011	367,750		45,084	47,808	221,300	200,209	700	(5)	882,851
	2010	331,500		—	286,416	—	287,204	—		905,120

Ronald J. Masciantonio—	2012	320,000		—	—	132,448	54,169	525	(5)	507,142
Executive Vice President, Chief Administrative Officer & General Counsel	2011	312,500	(6)	27,500	40,625	177,040	150,157	—		707,822

(1)

The amounts in the columns titled “Stock Awards” and “Option Awards” reflect the grant date fair values of awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718 and the assumptions stated in footnote #14 of our Form 10-K filed on December 14, 2012. These amounts include the presumed value of currently unearned performance-based restricted stock units at the target level of issuance, which for Mr. Krell is $413,250, for Mr. Daniel is $72,319, for Mr. Tirnauer is $89,543 and for Mr. Masciantonio is $70,534. The value of currently unearned performance-based restricted stock units at the maximum level of issuance for each executive would be: $619,875 for Mr. Krell, $108,040 for Mr. Daniel, $134,323 for Mr. Tirnauer, and $105,809 for Mr. Masciantonio.

(2)

The values shown for Mr. Krell under the heading “All Other Compensation” represent amounts paid by the Company for Mr. Krell’s automobile lease payments (limited to the portion estimated to represent personal use of such automobile), life insurance premiums, and disability insurance premiums. The value for fiscal year 2012 includes cash dividends received by Mr. Krell in the fiscal year on vesting of shares of previously granted Company restricted stock which shares of restricted stock did not have a fair value at the time of grant which assumed cash dividends. Note that the Company initiated its quarterly cash dividend program in fiscal year 2011.

(3)

Mr. Daniel began employment with the Company as our President on June 1, 2011. The value shown for Mr. Daniel under the heading “Salary” is Mr. Daniel’s actual base salary earned for fiscal year 2011. His current base annual salary rate is $525,000.

(4)

The values shown for Mr. Daniel under the heading “All Other Compensation” represent expenses either directly paid by the Company, or reimbursed to Mr. Daniel, in connection with his relocation to the Philadelphia, Pennsylvania area, as required by his employment agreement.

(5)

The value shown for Mr. Tirnauer and Mr. Masciantonio under the heading “All Other Compensation” represents the cash dividends received by them in the respective fiscal year on shares of previously granted Company restricted stock which shares did not have a fair value at the time of grant which assumed cash dividends.

(6)

Mr. Masciantonio was designated by the Board as a named executive officer in April 2011. The value shown for Mr. Masciantonio under the heading “Salary” is Mr. Masciantonio’s actual base salary earned for fiscal year 2011. His annual base salary rate, as in effect from December 1, 2010, was $320,000.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers during our fiscal year ended September 30, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Shares Underlying Options (#) (4)	Exercise Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward M. Krell	12/13/2011	150,000	750,000	1,500,000	—	—	—	—	—	—	—
	12/29/2011	—	—	—	12,500	25,000	37,500	—	—	—	413,250
	03/06/2012	—	—	—	—	—	—	18,299	—	—	333,042
	03/06/2012	—	—	—	—	—	—	—	28,604	18.20	211,224

Christopher F. Daniel	12/13/2011	52,500	262,500	525,000	—	—	—	—	—	—	—
	12/29/2011	—	—	—	2,188	4,375	6,563	—	—	—	72,319
	11/18/2011	—	—	—	—	—	—	2,188	—	—	31,748
	11/18/2011	—	—	—	—	—	—	—	5,006	14.51	27,773

Judd P. Tirnauer	12/13/2011	37,500	187,500	375,000	—	—	—	—	—	—	—
	12/29/2011	—	—	—	2,709	5,417	8,126	—	—	—	89,543
	11/18/2011	—	—	—	—	—	—	5,417	—	—	78,601
	11/18/2011	—	—	—	—	—	—	—	12,395	14.51	68,766

Ronald J. Masciantonio	12/13/2011	32,000	160,000	320,000	—	—	—	—	—	—	—
	12/29/2011	—	—	—	2,134	4,267	6,401	—	—	—	70,534
	11/18/2011	—	—	—	—	—	—	4,267	—	—	61,914
	11/18/2011	—	—	—	—	—	—	—	9,764	14.51	54,169

(1)

The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the Company’s Management Incentive Program. The term “Threshold” means the lowest non-zero amount that could be paid as a bonus under the applicable programs if a bonus is payable for the applicable fiscal year. The threshold is not a minimum bonus. There is no minimum bonus under the Company’s Management Incentive Program. If specified performance objectives are not met for the applicable fiscal year, no bonus is payable for that fiscal year.

(2)

The amounts in the column under “Estimated Future Payouts Under Equity Incentive Plan Awards” represent potential threshold, target and maximum performance-based restricted stock units available to the named executive officers based upon the Company’s performance over a three year period (as described above). The term “Threshold” means the lowest non-zero amount that could be delivered as restricted stock units based on the Company’s performance over a three-year performance period. The threshold is not a minimum amount payable or deliverable. If specified performance objectives are not met for the applicable performance period, no restricted stock unit are payable or deliverable for that performance period.

(3)

The amounts in the column under “All Other Stock Awards” represent shares of restricted stock that vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards” table below. Dividends are paid on these shares of restricted stock on the same basis that dividends are payable with respect to our common stock generally, except that dividends earned on unvested shares of restricted stock are held in escrow until vesting.

(4)

The amounts in the column under “All Other Option Awards” represent shares underlying options awarded, each of which vests over time and is subject to an additional vesting requirement that our stock achieves a particular price target over a sustained period. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards” table below.

(5)

The amounts in the column under “Grant Date Fair Value of Stock and Option Awards” with respect to stock awards and option awards represent the fair value of the awards on the date of grant, as computed in accordance with applicable accounting standards and the assumptions stated in footnote #14 of our Form 10-K filed on December 14, 2012. The amounts in the column under “Grant Date Fair Value of Stock and Option Awards” with respect to performance-based restricted stock unit awards represent the value, at the target level of performance, using the fair value of the awards on the date of grant. The value of currently unearned performance-based restricted stock units at the maximum level of issuance for each executive would be: $619,875 for Mr. Krell, $108,040 for Mr. Daniel, $134,323 for Mr. Tirnauer, and $105,809 for Mr. Masciantonio.

Outstanding Equity Awards

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards outstanding as of September 30, 2012, for each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
Edward M. Krell (4)	80,000	80,000	—	6.870	09/29/2018	—	—	—	—
	—	36,000	—	11.890	01/29/2020	—	—	—	—
	8,000	32,000	—	22.130	03/03/2021	—	—	—	—
	—	28,604	—	18.200	03/06/2022	—	—	—	—
	—	—	—	—	—	31,099	581,551	12,500	233,750

Christopher F. Daniel (5)	8,000	32,000	—	20.620	06/01/2021	—	—	—	—
	—	5,006	—	14.510	11/18/2021	—	—	—	—
	—	—	—	—	—	10,188	190,516	2,188	40,916

Judd P. Tirnauer (6)	—	1,600	—	3.515	11/19/2018	—	—	—	—
	—	24,000	—	11.890	01/29/2020	—	—	—	—
	4,000	16,000	—	22.130	03/03/2021	—	—	—	—
	—	12,395	—	14.510	11/18/2021	—	—	—	—
	—	—	—	—	—	16,617	310,738	2,709	50,658

Ronald J. Masciantonio (7)	2,000	—	—	17.060	08/07/2016	—	—	—	—
	—	1,600	—	3.515	11/19/2018	—	—	—	—
	—	18,000	—	11.890	01/29/2020	—	—	—	—
	3,000	12,000	—	22.130	03/03/2021	—	—	—	—
	—	9,764	—	14.510	11/18/2021	—	—	—	—
	—	—	—	—	—	11,867	221,913	2,134	39,906

(1)

In addition to the five year service-based time vesting requirement, 200,000 shares underlying the stock options issued to Mr. Krell on September 29, 2008, and all of the shares underlying the stock options issued to Mr. Krell, Mr. Tirnauer and Mr. Masciantonio in January 2010 (each a “Performance Grant”), were to become exercisable if, prior to the fifth anniversary of the date of grant (but no later than the cessation of the executive’s service), a change in control occurs or the closing price of the Company’s Common Stock shall have exceeded $15.00 for 30 consecutive trading days on the principal national securities exchange on which the Company’s Common Stock is listed or admitted to trading. This performance condition was satisfied during the first quarter of fiscal year 2011.

(2)	The market value is based upon the closing price of our Common Stock on September 28, 2012 ($18.70).

(3)

Amounts included under “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” represent the threshold award of performance-based restricted stock units issuable to each executive upon achievement of the threshold level of performance (for more information see the description of the Company’s performance-based restricted stock units above in “Compensation Discussion and Analysis”). As more fully described above, these performance-based restricted stock units will vest, if at all, on the basis of the Company’s operating income over the three-year performance period.

(4)

With the exception of the stock options granted to Mr. Krell on March 6, 2012, all of Mr. Krell’s stock options outstanding as of September 30, 2012 vest in five equal annual installments over the five-year period following the grant date. The March 6, 2012 options vest in four equal installments with the first such vesting scheduled for November 18, 2012 and each subsequent vesting scheduled on the anniversary of such initial vesting date. The 16,000 shares of restricted stock granted to Mr. Krell on March 3, 2011, 12,800 shares of which remain unvested, vest in equal annual installments over a five-year period. The 18,299 shares of restricted stock granted to Mr. Krell on March 6, 2012, all of which were unvested as of September 30, 2012, vest as follows: 4,574 vest on November 18, 2012, and 4,575 vest on each of the next three anniversaries of the initial vesting date. All stock options and restricted stock held by Mr. Krell are subject to accelerated vesting upon death, disability, a termination without cause, a resignation for good reason or a change in control.

(5)

The stock options granted to Mr. Daniel on June 1, 2011 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Daniel on November 18, 2011 vest in four installments over the four-year period following the grant date as follows: 1,251 vest on November 18, 2012, 1,252 vest on November 18, 2013, 1,251 vest on November 18, 2014, and 1,252 vest on November 18, 2015. The 10,000 shares of restricted stock granted to Mr. Daniel on June 1, 2011, 8,000 shares of which remain unvested, vest in equal annual installments over a five-year period. The 2,188 shares of restricted stock granted to Mr. Daniel on November 18, 2011, all of which were unvested as of September 30, 2012, vest in equal annual installments over a four-year period.

(6)

With the exception of the stock options and shares of restricted stock granted to Mr. Tirnauer on November 18, 2011, all stock options and restricted stock held by Mr. Tirnauer as of September 30, 2012 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Tirnauer on November 18, 2011 vest in four installments over the four-year period following the grant date as follows: 3,098 vest on November 18, 2012, and 3,099 vest on each of the next three anniversaries of the grant date. 400 of the 2,000 shares of restricted stock granted to Mr. Tirnauer on November 21, 2007 remain unvested. 2,000 of the 10,000 shares of restricted stock granted to Mr. Tirnauer on July 23, 2008 remain unvested. 800 of the 2,000 shares of restricted stock granted to Mr. Tirnauer on November 19, 2008 remain unvested. 8,000 of the 10,000 shares of restricted stock granted to Mr. Tirnauer on March 3, 2011 remain unvested. The 5,417 shares of restricted stock granted to Mr. Tirnauer on November 18, 2011, all of which were unvested as of September 30, 2012, vest in four installments over the four-year period following the grant date as follows: 1,354 vest on each of the first three anniversaries of the grant date, and 1,355 vest on the fourth anniversary of the grant date. The stock options granted to Mr. Tirnauer on January 29, 2010, and the restricted stock award granted to him on July 23, 2008 are also subject to accelerated vesting upon a change in control.

(7)

With the exception of the stock options and shares of restricted stock granted to Mr. Masciantonio on November 18, 2011, all stock options and restricted stock held by Mr. Masciantonio as of September 30, 2012 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Masciantonio on November 18, 2011 vest in four equal installments over the four-year period following the grant date. 400 of the 2,000 shares of restricted stock granted to Mr. Masciantonio on November 21, 2007 remain unvested. 800 of the 2,000 shares of restricted stock granted to Mr. Masciantonio on November 19, 2008 remain unvested. 6,400 of the 8,000 shares of restricted stock granted to Mr. Masciantonio on March 3, 2011 remain unvested. The 4,267 shares of restricted stock granted to Mr. Masciantonio on November 18, 2011, all of which were unvested as of September 30, 2012, vest in four installments over the four-year period following the grant date as follows: 1,066 vest on the first anniversary of the grant date, and 1,067 vest on each of the next three anniversaries of the grant date. The stock options granted to Mr. Masciantonio on January 29, 2010 are also subject to accelerated vesting upon a change in control.

Option Exercises and Stock Vested

The following table sets forth options exercised by, and stock awards vested to, our named executive officers during our fiscal year 2012:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward M. Krell	61,681	(1)	1,216,960	11,200	168,592

Christopher F. Daniel	—		—	2,000	38,340

Judd P. Tirnauer	3,836	(2)	75,692	5,200	88,796

Ronald J. Masciantonio	3,042	(3)	60,012	2,600	42,778

(1)	This amount reflects the net issuance of shares to Mr. Krell in connection with his cashless exercise of stock options with respect to an aggregate of 104,000 shares.

(2)	This amount reflects the net issuance of shares to Mr. Tirnauer in connection with his cashless exercise of stock options with respect to an aggregate of 8,800 shares.

(3)	This amount reflects the net issuance of shares to Mr. Masciantonio in connection with his cashless exercise of stock options with respect to an aggregate of 6,800 shares.

Potential Payments upon Termination or Change in Control

We have entered into agreements with each of our current named executive officers that provide payments and benefits to the executive in the event of his or her termination of employment under various circumstances, including a change of control. The following tables reflect the amount of compensation payable to each of our current named executive officers upon these various events. The amounts shown assume that such termination was effective as of September 30, 2012, the last day of our fiscal year, and thus includes termination-related amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our current named executive officers. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each current named executive officer is entitled to receive the payment of certain accrued obligations, including the following (none of which are included on the trigger event tables presented below for each named executive officer):

•	annual base salary through the date of termination, to the extent not paid;

•	any annual bonus earned but not previously paid with respect to a year ended prior to the date of termination;

•	any accrued, but unused, vacation pay; and

•	any unreimbursed business expenses.

Edward M. Krell

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason,” Mr. Krell will be entitled to the following payments and/or benefits:

•	a cash lump sum payment equal to $3,712,500;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination, based on actual corporate and/or individual performance for that year;

•	any outstanding stock options or restricted stock granted prior to October 1, 2011 will become fully vested;

•	outstanding time-vested options and time-vested restricted shares will become fully vested, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014;

•

outstanding performance-vested restricted stock units, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014, will vest on a pro-rata basis (pro-rated based on the portion of the performance period completed by the time of the executive’s termination) to the extent the underlying performance goals are attained at the end of the applicable performance period;

•	continued provision of an automobile and automobile insurance coverage for one year;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•	continued provision, for a period of three years, of supplemental long term disability premiums providing a monthly disability benefit of $18,000;

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the earlier of (1) the end of the three year period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents); and

•	payment for full outplacement services to an agency selected by Mr. Krell, based on customary fees charged by nationally rated firms engaged in such services.

Death. In the event of his termination of employment due to death, Mr. Krell’s executors, legal representatives or administrators will be entitled to the following payments and/or benefits:

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	any outstanding stock options or restricted stock granted prior to October 1, 2011 will become fully vested;

•	outstanding time-vested options and time-vested restricted shares will become fully vested, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014; and

•

outstanding performance-vested restricted stock units, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014, will vest on a pro-rata basis (pro-rated based on the portion of the performance period completed by the time of the executive’s termination) to the extent the underlying performance goals are attained at the end of the applicable performance period.

Disability. In the event of his termination of employment due to disability, Mr. Krell will be entitled to the following payments and /or benefits:

•	monthly supplemental disability payments equal to one-twelfth (1/12) of his annual base salary as of the date of termination for a period of 30 months following the termination;

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the earlier of (1) the end of the 30 month period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents);

•	continued provision of an automobile and automobile insurance coverage for a period of one year;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	any outstanding stock options or restricted stock granted prior to October 1, 2011 will become fully vested;

•	outstanding time-vested options and time-vested restricted shares will become fully vested, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014; and

•

outstanding performance-vested restricted stock units, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014, will vest on a pro-rata basis (pro-rated based on the portion of the performance period completed by the time of the executive’s termination) to the extent the underlying performance goals are attained at the end of the applicable performance period.

Amounts payable to Mr. Krell in the event of a termination due to disability will be reduced by (1) any disability or life insurance benefits payable to Mr. Krell, with respect to the same period, under any of our disability or death benefit plans, policies or arrangements, under the Social Security Act, or under Mr. Krell’s supplemental long-term disability policies for which the Company pays the premiums, and (2) by any amounts earned by Mr. Krell for the performance of personal services during the same period.

If a change in control occurs during Mr. Krell’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will vest and be distributed at the target level.

Pursuant to a recent amendment to Mr. Krell’s employment agreement, he is no longer entitled to receive any tax gross-up to offset the impact of the excise tax under Section 280G of the Internal Revenue Code.

In order to receive any severance or termination payments or benefits described above, Mr. Krell is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Mr. Krell is bound by certain non-competition and non-solicitation covenants which extend for a period of 36 months following any termination of employment.

Description of Triggering Events

Cause. Mr. Krell’s employment may be terminated by us for “cause” upon the commission of any act of fraud, theft, gross misconduct, gross negligence, or Mr. Krell’s unwillingness or refusal to perform the lawful and reasonable requirements of his job (other than by reason of illness, injury or incapacity).

Good Reason. Mr. Krell may terminate his employment for “good reason” upon the occurrence of any of the following without his prior consent: (i) a material, adverse change in title, authority or duties; (ii) a reduction in base salary or bonus opportunity; (iii) a relocation of his principal worksite more than 50 miles; or (iv) the Company’s material breach of Mr. Krell’s employment agreement.

Disability. Under Mr. Krell’s Employment Agreement, “disability” is defined as the executive’s inability, after any reasonable accommodation required by law, to perform his duties and responsibilities by reason of illness, injury or incapacity for more than six (6) consecutive months.

Change in Control. The “change in control” provisions of the executive’s Employment Agreement will be triggered upon the first to occur of any of the following:

•	the sale or other transfer of stock possessing more than 35% of the voting power of our outstanding securities;

•	the sale of substantially all of our assets; or

•	any person becoming a beneficial owner of 35% or more of the votes entitled to be cast at an election of our directors.

Assuming one of the following events occurred on September 30, 2012, Mr. Krell’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)	Health Benefit Continuation ($)		Other ($)		Value of Options Subject to Acceleration ($) (1)	Value of Restricted Stock Subject to Acceleration ($) (2)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
For Cause	—		—	—		—		—	—			—

Voluntary Resignation (without Good Reason)	—		—	—		—		—	—			—

Death	—		— (3)	—		—		1,205,862	581,551	161,904	(4)	1,949,317

Disability	1,830,458	(5)	— (3)	42,816	(6)	28,562	(7)	1,205,862	581,551	161,904	(4)	3,851,153

Without Cause or for Good Reason	3,712,500	(8)	— (3)	51,379	(9)	173,903	(10)	1,205,862	581,551	161,904	(4)	5,887,099

Without Cause or for Good Reason in connection with a Change in Control	3,712,500	(8)	— (3)	51,379	(9)	173,903	(10)	1,205,862	581,551	485,712	(11)	6,210,907

Change in Control (without termination)	—		—	—		—		1,205,862	581,551	485,712	(11)	2,273,125

(1)

This amount represents the value of otherwise unvested in-the-money stock options to purchase an aggregate of 144,604 shares of Common Stock, based on the difference between the exercise price of the options and $18.70, the closing price of our Common Stock on September 28, 2012. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This amount represents the value of 31,099 shares of otherwise unvested Common Stock, based on $18.70, the closing price of our Common Stock on September 28, 2012.

(3)	None of our named executive officers earned a cash bonus under our Management Incentive Program for fiscal year 2012 performance.

(4)

This amount represents (a) one-third of the value of the 25,000 shares of otherwise unvested and unearned performance-based restricted stock units, based on $18.70, the closing price of our Common Stock on September 28, 2012 ($155,833), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends granted on our Common Stock during the performance period with respect to one-third of the 25,000 shares, based on the Company’s aggregate $0.70 per share dividend issued in fiscal year 2012 and on the value of the Company’s Common Stock on each dividend record date ($6,071). For these purposes, it is assumed that the awards will be earned at target; however, the shares Mr. Krell would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period.

(5)

This amount represents the estimated present value of 30 months of supplemental disability payments equal to one-twelfth of Mr. Krell’s annual base salary as of September 30, 2012, including the value of any benefit payable under our long-term disability plan and under Mr. Krell’s supplemental long-term disability policies for which the Company pays the premiums. The aggregate benefit payable under the long-term disability policies for which we pay the premiums for the 30 month period would be $531,000.

(6)	This amount represents premium payments for 30 months of health coverage.

(7)

This amount represents the value of the following benefits: (1) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $26,193, and (2) the transfer to Mr. Krell of a key man term life insurance policy on Mr. Krell’s life, with an estimated value of $2,369 (representing the premium paid in fiscal year 2012).

(8)

This severance payable to Mr. Krell is a flat dollar amount of $3,712,500; thus, changes in Mr. Krell’s salary will not affect the amount of severance payable. Pursuant to an amendment to his employment agreement; however, the potential severance payable will be reduced in each of the next five years depending on when his termination occurs.

(9)	This amount represents premium payments for 36 months of health coverage.

(10)

This amount represents the value of the following benefits: (i) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $26,193, (ii) 36 months of premiums for a supplemental long-term disability policy with a $18,000 monthly benefit, with an estimated aggregate value of $32,841, (iii) the transfer to Mr. Krell of a key man term life insurance policy on Mr. Krell’s life, with an estimated value of $2,369 (representing the premium paid in fiscal year 2012), and (iv) payment of full outplacement services, with an estimated aggregate value of $112,500 (for one year of services).

(11)

This amount represents (a) the value of 25,000 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $18.70, the closing price of our Common Stock on September 28, 2012 ($467,500), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends granted on our Common Stock during the performance period with respect the 25,000 shares. The value of the additional performance-based restricted stock units is estimated based on the Company’s $0.70 per share dividend issued in fiscal year 2012 ($18,212).

Christopher F. Daniel

Under the terms of the Employment Agreement with Mr. Daniel, which was entered into on April 11, 2011, Mr. Daniel has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Daniel will be entitled to the following payments and/or benefits:

•	continuation of base salary for 12 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Daniel will be entitled to the following payments and/or benefits:

•	continuation of base salary for 18 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months.

•

payments by us to or for the benefit of Mr. Daniel shall be limited to the largest amount that could be payable to Mr. Daniel without causing the application of the excise tax under Section 4999 of the Code.

Mr. Daniel is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. To receive any severance or termination payments or benefits described above, Mr. Daniel is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Daniel’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; (vi) refusal to perform the lawful and reasonable directives of a supervisor or (vii) a failure to maintain a residence within the Philadelphia, Pennsylvania area without the Company’s consent.

Good Reason. The definition of “good reason” in Mr. Daniel’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The “change in control” provisions of the executive’s Employment Agreement will generally be triggered upon the first to occur of any of the following:

•	any person becomes beneficial owner of more than 50% of the voting power of the Company’s then outstanding securities;

•

a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

•	the sale of substantially all of our assets; or

•	a liquidation or dissolution of the Company.

Acceleration of Performance-Based Restricted Stock Units. If Mr. Daniel’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death, (ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Daniel for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Daniel’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Daniel’s service during the performance period prior to his termination. If a change in control occurs during Mr. Daniel’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Assuming one of the following events occurred on September 30, 2012, Mr. Daniel’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)	Health Benefit Continuation ($)		Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	525,000	(1)	— (2)	17,410	(3)	28,333	(4)	570,743

Without Cause or for Good Reason 12 months after a Change in Control	787,500	(5)	— (2)	26,116	(6)	85,000	(7)	898,616

Change in Control (without termination)	—		—	—		85,000	(7)	85,000

(1)	This amount is equal to 12 months of Mr. Daniel’s monthly base salary as of September 30, 2012.

(2)	None of our named executive officers earned a cash bonus under our Management Incentive Program for fiscal year 2012 performance.

(3)	This amount represents premium payments for 12 months of continued group health coverage.

(4)

This amount represents (a) one-third of the value of the 4,375 shares of otherwise unvested and unearned performance-based restricted stock units, based on $18.70, the closing price of our Common Stock on September 28, 2012 ($27,271), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends granted on our Common Stock during the performance period with respect to one-third of the 4,375 shares, based on the Company’s aggregate $0.70 per share dividend issued in fiscal year 2012 and on the value of the Company’s Common Stock on each dividend record date ($1,062). For these purposes, it is assumed that the awards will be earned at target; however, the shares Mr. Daniel would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period.

(5)	This amount is equal to 18 months of Mr. Daniel’s monthly base salary as of September 30, 2012.

(6)	This amount represents premium payments for 18 months of continued group health coverage.

(7)

This amount represents (a) the value of 4,375 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $18.70, the closing price of our Common Stock on September 28, 2012 ($81,813), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends granted on our Common Stock during the performance period with respect the 4,375 shares. The value of the additional performance-based restricted stock units is estimated based on the Company’s $0.70 per share dividend issued in fiscal year 2012 ($3,187).

Judd P. Tirnauer

Under the terms of his Employment Agreement, Mr. Tirnauer has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	continuation of base salary for 12 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	continuation of base salary for 18 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months;

•	all outstanding unvested restricted stock under the restricted stock grant issued to Mr. Tirnauer on July 23, 2008 shall become fully vested;

•	all outstanding unvested options under the option grant issued to Mr. Tirnauer on January 29, 2010 shall become fully vested; and

•

payments by us to or for the benefit of Mr. Tirnauer shall be limited to the largest amount that could be payable to Mr. Tirnauer without causing the application of the excise tax under Section 4999 of the Code.

Mr. Tirnauer is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Tirnauer is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Tirnauer’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (vi) refusal to perform the lawful and reasonable directives of a supervisor.

Good Reason. The definition of “good reason” in Mr. Tirnauer’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The definition of “Change in Control” in Mr. Tirnauer’s Employment Agreement is substantially the same as described above with respect to Mr. Daniel’s agreement.

Acceleration of Certain Unvested Equity. Under the terms of certain of Mr. Tirnauer’s time-vested stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control. In particular, all remaining outstanding unvested restricted stock under the restricted stock grant issued to Mr. Tirnauer on July 23, 2008 would become fully vested, and all remaining outstanding unvested options under the option grant issued to Mr. Tirnauer on January 29, 2010 shall become fully vested.

Additionally, if Mr. Tirnauer’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death, (ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Tirnauer for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Tirnauer’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Tirnauer’s service during the performance period prior to his termination. If a change in control occurs during Mr. Tirnauer’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Assuming one of the following events occurred on September 30, 2012, Mr. Tirnauer’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)	Health Benefit Continuation ($)		Value of Options Subject to Acceleration ($) (1)	Value of Restricted Stock Subject to Acceleration ($) (2)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	375,000	(3)	— (4)	12,517	(5)	—	—	35,081	(6)	422,598

Without Cause or for Good Reason 12 months after a Change in Control	562,500	(7)	— (4)	18,776	(8)	163,400	37,400	105,244	(9)	887,320

Change in Control (without termination)	—		—	—		163,400	37,400	105,244	(9)	306,044

(1)

This amount represents the value of otherwise unvested stock options to purchase an aggregate of 24,000 shares of Common Stock, based on the difference between the exercise price of the options and $18.70, the closing price of our Common Stock on September 28, 2012. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This amount represents the value of 2,000 shares of otherwise unvested Common Stock, based on $18.70, the closing price of our Common Stock on September 28, 2012.

(3)	This amount is equal to 12 months of Mr. Tirnauer’s monthly base salary as of September 30, 2012.

(4)	None of our named executive officers earned a cash bonus under our Management Incentive Program for fiscal year 2012 performance.

(5)	This amount represents premium payments for 12 months of continued group health coverage.

(6)

This amount represents (a) one-third of the value of the 5,417 shares of otherwise unvested and unearned performance-based restricted stock units, based on $18.70, the closing price of our Common Stock on September 28, 2012 ($33,766), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends granted on our Common Stock during the performance period with respect to one-third of the 5,417 shares, based on the Company’s aggregate $0.70 per share dividend issued in fiscal year 2012 and on the value of the Company’s Common Stock on each dividend record date ($1,315). For these purposes, it is assumed that the awards will be earned at target; however, the shares Mr. Tirnauer would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period.

(7)	This amount is equal to 18 months of Mr. Tirnauer’s monthly base salary as of September 30, 2012.

(8)	This amount represents premium payments for 18 months of continued group health coverage.

(9)

This amount represents (a) the value of 5,417 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $18.70, the closing price of our Common Stock on September 28, 2012 ($101,298), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends granted on our Common Stock during the performance period with respect the 5,417 shares. The value of the additional performance-based restricted stock units is estimated based on the Company’s $0.70 per share dividend issued in fiscal year 2012 ($3,946).

Ronald J. Masciantonio

Under the terms of his Employment Agreement, Mr. Masciantonio has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for nine months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for nine months.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	continuation of base salary for 15 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 15 months;

•	any unvested portion of the option issued to Mr. Masciantonio on January 29, 2010 shall become fully vested; and

•

payments by us to or for the benefit of Mr. Masciantonio shall be limited to the largest amount that could be payable to Mr. Masciantonio without causing the application of the excise tax under Section 4999 of the Code.

Mr. Masciantonio is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Masciantonio is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. The definition of “Cause” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Tirnauer’s agreement.

Good Reason. The definition of “good reason” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The definition of “Change in Control” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Daniel’s agreement.

Acceleration of Certain Unvested Equity. Under the terms of certain of Mr. Masciantonio’s time-vested stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control. In particular, all remaining outstanding unvested options under the option grant issued to Mr. Masciantonio on January 29, 2010 would become fully vested.

Additionally, if Mr. Masciantonio’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death, (ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Masciantonio for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Masciantonio’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Masciantonio’s service during the performance period prior to his termination. If a change in control occurs during Mr. Masciantonio’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Assuming one of the following events occurred on September 30, 2012, Mr. Masciantonio’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)	Health Benefit Continuation ($)		Value of Options Subject to Acceleration ($) (1)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	240,000	(2)	— (3)	13,058	(4)	—	27,634	(5)	280,692

Without Cause or for Good Reason 12 months after a Change in Control	400,000	(6)	— (3)	21,763	(7)	122,580	82,901	(8)	627,244

Change in Control (without termination)	—		—	—		122,580	82,901	(8)	205,481

(1)

This amount represents the value of otherwise unvested stock options to purchase an aggregate of 18,000 shares of Common Stock, based on the difference between the exercise price of the options and $18.70, the closing price of our Common Stock on September 28, 2012. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This amount is equal to nine months of Mr. Masciantonio’s monthly base salary as of September 30, 2012.

(3)	None of our named executive officers earned a cash bonus under our Management Incentive Program for fiscal year 2012 performance.

(4)	This amount represents premium payments for nine months of continued group health coverage.

(5)

This amount represents (a) one-third of the value of the 4,267 shares of otherwise unvested and unearned performance-based restricted stock units, based on $18.70, the closing price of our Common Stock on September 28, 2012 ($26,598), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends granted on our Common Stock during the performance period with respect to one-third of the 4,267 shares, based on the Company’s aggregate $0.70 per share dividend issued in fiscal year 2012 and on the value of the Company’s Common Stock on each dividend record date ($1,036). For these purposes, it is assumed that the awards will be earned at target; however, the shares Mr. Masciantonio would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period.

(6)	This amount is equal to 15 months of Mr. Masciantonio’s monthly base salary as of September 30, 2012.

(7)	This amount represents premium payments for 15 months of continued group health coverage.

(8)

This amount represents (a) the value of 4,267 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $18.70, the closing price of our Common Stock on September 28, 2012 ($79,793), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends granted on our Common Stock during the performance period with respect the 4,267 shares. The value of the additional performance-based restricted stock units is estimated based on the Company’s $0.70 per share dividend issued in fiscal year 2012 ($3,108).

PROPOSALS FOR CONSIDERATION BY THE STOCKHOLDERS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Currently, our Board of Directors has seven members. The Board of Directors intends to increase its size by one (to eight) pending the results of this election. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for each of the nominees named below for one year terms expiring at the next annual meeting of stockholders. If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director:

Arnaud Ajdler, 38, has served as a director of the Company since March 2008, and as Chairman of the Board of Directors since February 2011. Mr. Ajdler has been a Managing Director of Crescendo Partners II, L.P. since December 2005. He is also an Adjunct Professor at Columbia University Business School where he teaches a course in Value Investing. Mr. Ajdler also served as a director and chair of the corporate governance and nominating committee of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012, and as a director and on the compensation and human resources committee of O’Charley’s Inc. from March 2012 until the Company was acquired in April 2012. Since its inception in June 2006, Mr. Ajdler has served as a member of the board of directors and the Secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006, Mr. Ajdler also served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006, and until June 2009 Mr. Ajdler served as a director of the surviving company, a NYSE listed company. From August 2006 until the company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc. As a managing director of an investment firm that has investments in a number of apparel companies, Mr. Ajdler has gained extensive knowledge of our industry. He also brings significant experience gained from service on the board of directors of several companies.

Michael J. Blitzer, 63, a nominee for director, has been a principal at Portsmouth Partners, LLC, an advisory firm that provides operational and strategic services to private equity groups that focus on retail, wholesale and consumer industries, since September 2005. He is also currently an advisory partner to Goode Partners, LLC, a private equity firm specializing in consumer industries, a position he has held since March 2006. Mr. Blitzer has also been an advisor to the Chief Executive Officer of The Kellwood Company of Sun Capital Partners, Inc., a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies, since June 2012. From November 2002 to September 2005, Mr. Blitzer served as the Lead Independent Director and Vice Chairman of the board of directors of LeSportsac, Inc. Previously, Mr. Blitzer served as the Vice Chairman of Phillips-Van Heusen Corporation, one of the world’s largest apparel companies, from September 1997 until he retired in November 2002. Mr. Blitzer spent over 30 years at Phillips-Van Heusen Corporation and at Macy’s in various executive merchandising positions in Women’s and Menswear, Accessories, and Footwear. He has also worked with a variety of companies in both apparel and accessories, including Neiman Marcus Group and Liz Claiborne, Inc. In addition to LeSportsac, Inc., Mr. Blitzer has served on the boards of directors of Kate Spade, LLC, Kenneth Cole Productions, Inc., Charming Shoppes, Inc., All Saints Retail Limited, and Charlotte Russe Holdings, Inc. Mr. Blitzer has also been a member of the boards of directors of Modell’s Sporting Goods since January 2007, and Intermix, LLC since March 2009. Mr. Blitzer brings to our Board of Directors his extensive experience in the various executive positions he has held in the apparel and accessories sectors, both retail and wholesale, and the perspective of an advisor who regularly deals with operational and strategic planning.

Barry Erdos, 68, has served as a director since January 2010. Mr. Erdos is a consultant in the retail industry. Mr. Erdos also serves as a director of Trio Merger Corp. Mr. Erdos served as Chief Executive Officer of F.A.O.

Schwarz, Inc. from March 2009 until its acquisition by Toys “R” Us in May 2009. From 2005 until 2008, Mr. Erdos was director of Bluefly, Inc. where he was also President and Chief Operating Officer in 2008. Prior to joining Bluefly, Inc., Mr. Erdos held senior management positions with prominent retailers, including President and Chief Operating Officer of Build A Bear Workshop, Chief Operating Officer of Ann Taylor, Inc., Chief Operating Officer of J. Crew Group, and Executive Vice President and Chief Financial Officer of The Limited Inc.’s Limited Express division. Mr. Erdos qualifies as an “audit committee financial expert” satisfying the rules of the SEC. Mr. Erdos’s qualification as an audit committee financial expert as well as his extensive management experience make him highly qualified to serve both as a director of the Company and a financial expert on the Audit Committee. Through his experience in various senior management positions at several publicly-traded retail companies and as a self-employed retail consultant, Mr. Erdos has gained relevant expertise that he will draw upon in advising us with respect to our listing and filing compliance.

Joseph A. Goldblum, 63, an attorney, has served as a director of the Company since 1989. Mr. Goldblum has been President of G-II Equity Investors, Inc., a general partner of G-II Family Partnership L.P (“G-II”), since May 1989. G-II was one of the original private equity investors in the Company. Prior to starting G-II, Mr. Goldblum was for five years the Senior Vice President of Operations of McKesson Corporation, the largest pharmaceutical distributor in the world. As a result of G-II investments, Mr. Goldblum currently serves as Chairman of the board of directors of four successful private companies involved in international sourcing, manufacturing, distribution and e-commerce. Mr. Goldblum also serves as the Chair of the board of directors of the Philadelphia Mural Arts Advocates which is one of the country’s most respected and innovative programs using art to positively transform individuals and communities. Mr. Goldblum has hands-on experience in logistics and global supply chain sourcing and distribution. His broad business background and committed service to our Company since 1989 has afforded him with unique insight into the changing landscape of our business and how shifts in the retail business specifically affect our Company.

Edward M. Krell, 50, has served as a director of the Company and its Chief Executive Officer since October 1, 2008. From August 2010 to May 2011, Mr. Krell also served as the Company’s President. He has served as a senior executive of the Company for over ten years and has over 25 years of business experience encompassing apparel, retail, finance and overall management. From January 2002 to November 2003, Mr. Krell served as the Company’s Senior Vice President—Chief Financial Officer and then served as the Company’s Executive Vice President—Chief Financial Officer from November 2003 to May 2007. In May 2007, Mr. Krell was named the Company’s Chief Operating Officer & Chief Financial Officer and served in this role until July 2008, when he was named Chief Operating Officer of the Company, a role which he held until his October 2008 appointment as Chief Executive Officer. Prior to joining us, Mr. Krell served in various senior financial management positions, including having served as Chief Financial Officer of London Fog Industries, Inc., a wholesale and retail distributor of rainwear and outerwear. Mr. Krell began his career as an investment banker with Kidder, Peabody & Co. Incorporated and earned an M.B.A. degree from Stanford University and a B.A. degree from Harvard University. Mr. Krell’s current service as the Company’s Chief Executive Officer and his service in senior executive officer positions with the Company since 2002, combined with his extensive experience in the retail business, provide him with comprehensive insight into our business and the operation of our Company.

Melissa Payner-Gregor, 54, has served as a director of the Company since August 2009. Ms. Payner-Gregor served as the Chief Executive Officer of Bluefly, Inc. from August 2004 to February 2012, having previously served as President of Bluefly from September 2003. Prior to joining Bluefly, Ms. Payner-Gregor held senior management positions with prominent retailers and consumer products companies, including Chief Executive Officer and President of Spiegel Catalog and President of Chico’s FAS. Ms. Payner-Gregor’s experience as manager of several successful retail establishments allows her to bring an important perspective to our Board of Directors, given the Company’s participation in the retail market. Through her experience as the chief executive officer of a leading online retailer and senior manager of several other successful retailers, Ms. Payner-Gregor brings significant knowledge to our Board of Directors in the areas of merchandising, marketing, eCommerce, business operations, risk management and corporate governance.

William A. Schwartz, Jr., 73, has served as a director of the Company since August 1998. Mr. Schwartz currently is Vice Chairman of U.S. Vision, Inc., a retailer of optical products and services, having previously held the position of President and Chief Executive Officer since 1995. Mr. Schwartz currently is a director of each of U.S. Vision, Inc. and Alfred Angelo, Inc. He also served as a director of Commerce Bank and TD Banknorth, Inc. Mr. Schwartz’s significant leadership, strategic planning and operational experience in a diverse range of disciplines and businesses give him the perspective to isolate issues that are specific to and important for our industry. He also brings significant experience gained from his service on the board of directors of other companies.

B. Allen Weinstein, 66, has served as a director of the Company since January 2010. From August 2009 to August 2012, Mr. Weinstein served as the Chief Executive Officer and a director of Body Central (Body Shop of America, Inc.). Prior to joining Body Central, Mr. Weinstein was the Executive Vice President-Chief Merchandising Officer of The Cato Corporation from 2005 to 2009, having previously served as Executive Vice President, Chief Merchandising Officer of the Cato Division since 1997. From 1995 to 1997, Mr. Weinstein was Senior Vice President-Merchandising of Catherines Stores Corporation. From 1981 to 1995, he served as Senior Vice President of Merchandising of Beall’s, Inc. Mr. Weinstein currently serves as a member of the board of directors of Dignity U Wear, a nonprofit organization whose mission is to positively impact the lives of children and their families in need by providing new clothing at no cost to the recipients. Mr. Weinstein’s extensive senior management experience in other apparel companies exposes him to various retail business techniques, and provides him with relevant expertise in retailing that he brings to the Company’s Board of Directors.

The Board of Directors recommends that you vote FOR this Proposal 1 to elect all Nominees to the Board of Directors for a One-Year Term Expiring at the next Annual Meeting of Stockholders.

RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 2)

The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal year 2013 and the Company’s internal control over financial reporting as of September 30, 2013, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. KPMG LLP has served as our independent registered public accountants since June 6, 2002. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

The submission of the appointment of KPMG LLP is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent registered public accountants will be considered by the Board of Directors. If KPMG LLP shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent registered public accountants.

A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR this Proposal 2 to ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2013.

Auditor Fees and Services

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for fiscal years 2012 and 2011:

Fee Category	Fiscal Year 2012 Fees ($)	Fiscal Year 2011 Fees ($)
Audit Fees (1)	848,070	775,250
Audit-Related Fees (2)	—	25,000
Tax Fees (3)	307,660	308,167

Total Fees	1,155,730	1,108,417

(1)

Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and for services provided in connection with certain statutory and regulatory filings.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on proposed financial accounting and reporting related matters.

(3)	Tax Fees consist of fees billed for professional services relating to tax compliance and other tax advice.

The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax and other services. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent registered public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit, audit-related and non-audit services described above rendered to the Company by KPMG LLP during fiscal years 2011 and 2012 and has pre-approved similar services to be rendered during fiscal year 2013. The Audit Committee believes the rendering of these services is not incompatible with the independent registered public accountants maintaining their independence.

ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

(PROPOSAL 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Executive Compensation—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

We also continue to refine our compensation approach and reevaluate our historical arrangements with our named executive officers, even though the Company’s “Say-On-Pay” stockholder advisory vote received over 97% approval in the prior two years. This year, we negotiated with our chief executive officer to reduce the severance benefits potentially payable to him upon an involuntary termination and to eliminate his right to a “golden parachute” tax gross-up. We also implemented a new performance-based restricted stock unit program based on multi-year operating income goals, to increase the portion of our equity awards and total compensation that is performance-based.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Nonetheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote FOR this Proposal 3 to ratify the compensation of the named executive officers.

APPROVAL OF AMENDMENT AND RESTATEMENT OF

THE COMPANY’S MANAGEMENT INCENTIVE PROGRAM

(PROPOSAL 4)

General

A proposal will be presented at the Annual Meeting to approve an amendment and restatement of the Destination Maternity Corporation Management Incentive Program, as adopted by the Committee on December 10, 2012, subject to approval by our stockholders (the “Management Incentive Program”). The Management Incentive Program was originally adopted as the Mothers Work, Inc. Management Incentive Program by the Committee on December 13, 2006 and was subsequently approved by our stockholders at our January 19, 2007 annual meeting (the “Original Program”). The amended and restated Management Incentive Program adopted by the Committee is substantially identical to the Original Program, other than (i) the addition of subsets of revenue as a permissible performance goal, such as net sales or comparable sales; and (ii) an increase in the maximum bonus permitted under the program from $1,500,000 to $1,950,000. The Management Incentive Program is attached as Appendix A.

This proposal seeks the approval of our stockholders of the material terms of the amended and restated version of the Management Incentive Program to satisfy the requirements for exemption from the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the federal income tax deductions a publicly-held company can claim for non-performance-based compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are the Chief Executive Officer and the next three most highly compensated executives, other than the Chief Financial Officer). “Qualified performance-based compensation” is not counted against the $1,000,000 deductibility limit. Awards of performance-based compensation that are granted under plans and/or programs approved by stockholders at least every five years are not subject to this deduction limit.

The Original Program was approved by the Company’s stockholders at the January 19, 2007 annual meeting and needs to be approved again in order for the Company to maintain the Section 162(m) exemption for performance-based bonuses awarded with respect to the current fiscal year and future years. Accordingly, if this proposal is approved by stockholders, awards payable upon the achievement of performance goals based on one or more of the business criteria described below under the heading “Performance Goals,” may continue to satisfy the requirements for exemption from Section 162(m) of the Code as “qualified performance-based compensation.”

Approval of this proposal will include approval of the persons eligible to participate in the Management Incentive Program (as described below under the caption “Eligibility”), the annual per-person limit on awards (as described below under the caption “Maximum Award Payable”) and the general business criteria upon which performance goals may be based (as described below under the caption “Performance Goals”).

The Management Incentive Program does not affect the ability of the Company to make other cash awards to senior officers in such amounts and upon such terms and conditions as the Committee may determine in its discretion. Such discretionary awards are not “qualified performance-based compensation” and would not be deductible by the Company under Section 162(m) of the Code to the extent that (when combined with other non-exempt compensation paid) they exceed the $1,000,000 individual deductibility limit.

The Board of Directors recommends that the stockholders approve this proposal. If this proposal is not approved by the stockholders, no amounts will be paid with respect to fiscal year 2013 bonus opportunities conditionally approved by the Committee under the Management Incentive Program. The Committee, however, would be free to pay bonuses outside of the Management Incentive Program in its discretion or based on such other factors as they may select, although such bonuses may not then be fully deductible by the Company for federal income tax purposes.

The following is a summary of the material terms of the Management Incentive Program.

Description of the Management Incentive Program

Purpose

The purpose of the Management Incentive Program is to motivate and reward performance of our senior management by providing annual incentive compensation based on the achievement of objective performance criteria established by the Committee in a manner that preserves, for tax purposes, the Company’s ability to deduct that compensation.

Administration

The Management Incentive Program is administered by the Committee. Among other things, the Committee has the authority to select participants in the Management Incentive Program from our eligible employees, to determine the performance goals and to determine other terms and conditions of awards granted thereunder. Prior to making any payment under the Management Incentive Program, the Committee will be required to certify (i) that the performance goals have been attained and (ii) the amount payable to such award recipient. The Committee also has the authority to establish and amend rules and regulations relating to the Management Incentive Program and to make all other determinations necessary and advisable for the administration thereof. The Committee has the authority to decrease amounts otherwise payable under the Management Incentive Program, if such reduction is necessary to fulfill the objectives of the program, but may not exercise discretion to increase a payment due under the Management Incentive Program. All decisions made by the Committee with respect to the Management Incentive Program are made in its sole discretion and are final and binding.

Eligibility

Executive officers of the Company and other key employees of the Company and its affiliates with the title “manager” or above are eligible to participate in the Management Incentive Program. The number of eligible participants in the Management Incentive Program will vary from year to year at the discretion of the Committee. The approximate number of employees that would be expected to participate in the Management Incentive Program with respect to the current fiscal year is four.

Terms of Awards

Awards under the Management Incentive Program are made for each fiscal year and consist of cash amounts payable following the achievement during that fiscal year of specified, objective performance goals. Within the first 90 days of the beginning of the fiscal year, the Committee will establish the performance goal(s) and the amounts payable upon the achievement of the performance goal(s). All award amounts payable under the Management Incentive Program will be paid within two and one-half months following the completion of the applicable fiscal year, after the Committee has certified that the applicable performance goals have been achieved.

Performance Goals

Performance goals applicable to awards under the Management Incentive Program will be based on one or more of the following: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues (including a specified subset of revenues, such as net sales or comparable sales), income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, the price of our common stock or a combination of the foregoing; (ii) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, our bank debt or other public or private debt or financial obligations; (iii) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (iv) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (v) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; (vi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or (vii) any other objective business criteria that would not cause an award under the Management Incentive Program to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. In addition, such performance goals may be based upon the attainment of specified levels of our (or our subsidiary, division or other operational unit) performance under one or more of the measures described above relative to the performance of other corporations.

The Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (a) gain or loss from all or certain claims and/or litigation and insurance recoveries, (b) the impairment of tangible or intangible assets, (c) stock-based compensation expense, (d) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (e) restructuring activities reported in the Company’s public filings, (f) investments, dispositions or acquisitions, (g) gain or loss from the disposal of certain assets, (h) gain or loss from the early extinguishment, redemption, or repurchase of debt, (i) cash or non-cash charges related to store closing expenses, and (j) changes in accounting principles that become effective during the performance period. Each of the adjustments described in this paragraph may relate to the whole Company or to any subsidiary, division or other operational unit of the Company, as determined by the Committee at the time the performance goals are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. Finally, adjustments will be made as necessary to any business criteria related to the Company’s stock to reflect changes in corporate capitalization, such as stock splits and reorganizations.

Maximum Award Payable

For purposes of Section 162(m) of the Code, we are required to establish a maximum amount of any compensation that may be paid to any participant under the Management Incentive Program with respect to any one fiscal year. The maximum award amount payable under the Management Incentive Program to any participant with respect to any one fiscal year is $1,950,000. This limitation may not be increased without stockholder approval.

Amendment and Termination

The Board of Directors or the Committee may at any time amend, modify, terminate or suspend the Management Incentive Program. However, no amendment will increase the annual per person limit on awards, expand the group of eligible employees or expand the business criteria on which performance goals may be based without stockholder approval. In addition, no amendment, modification, termination or suspension will affect the payment of any award for a fiscal year that has already ended.

Federal Income Tax Consequences

Payments made under the Management Incentive Program will be taxable to the recipients thereof when paid, and subject to the approval by the stockholders of the proposal described herein, the Company will generally be entitled to a deduction equal to the amount of income recognized by the recipient.

New Plan Benefits

The Committee has established a performance target for annual incentive awards for fiscal year 2013 based upon Adjusted EBITDA as more fully described above in the section entitled “Annual Bonuses.” All four of the Company’s named executive officers have been designated by the Committee to participate in the Management

Incentive Program for fiscal year 2013. Subject to the attainment of the specified performance goals and each named executive officer’s continued employment through the end of fiscal year 2013, our named executive officers will be eligible for payments for fiscal year 2013 of up to 100% of their respective base salaries (or 200%, in the case of Mr. Krell) with payment at target levels of performance equal to 50% of their respective base salaries (or 100%, in the case of Mr. Krell).

Because payouts under the Management Incentive Program depend on future corporate performance, the actual amounts we will pay under the program for fiscal year 2013 (or future years) are not yet determinable. Information regarding the Company’s recent practices with respect to annual bonuses is presented above in the “Summary Compensation Table” and in table entitled “Grants of Plan-Based Awards.”

Vote Required

Approval of the Amended and Restated Destination Maternity Corporation Management Incentive Program requires the affirmative vote of a majority of the shares entitled to vote on the matter.

Recommendation of the Board of Directors

The Board of Directors believes that the Management Incentive Program supports the Company’s compensation philosophy by linking significant portions of executive compensation to the Company’s performance and by facilitating the payment of performance-based compensation on a tax deductible basis.

The Board of Directors therefore recommends that you vote FOR this Proposal 4 to approve the adoption of the Amended and Restated Destination Maternity Corporation Management Incentive Program.

APPROVAL OF AMENDMENT OF

THE COMPANY’S 2005 EQUITY INCENTIVE PLAN

(PROPOSAL 5)

At the Annual Meeting, stockholders will be asked to approve an amendment (the “Amendment”) of the Company’s 2005 Equity Incentive Plan (the “2005 Plan”). Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company’s Common Stock present or represented and entitled to vote at the Annual Meeting. If approved, the Amendment will increase the number of shares of Common Stock available for issuance under the 2005 Plan from 2,000,000 (not more than 1,000,000 of which have been or would be used for restricted stock or restricted stock unit awards) to 2,800,000 (not more than 1,500,000 of which have been or would be used for restricted stock or restricted stock unit awards). Other than with respect to the increase in shares of Common Stock available for issuance under the 2005 Plan, the terms of the 2005 Plan are materially consistent with the terms of the 2005 Plan as previously disclosed. The terms of the 2005 Plan are summarized below.

Background

The 2005 Plan was first approved by stockholders at our annual meeting on January 20, 2006. An amendment to the plan was approved by stockholders at our annual meeting on January 23, 2009 to increase the number of shares of Common Stock available for issuance under the 2005 Plan from 1,000,000 (not more than 500,000 of which have been or would be used for restricted stock or restricted stock unit awards) to 1,400,000 (not more than 700,000 of which have been or would be used for restricted stock or restricted stock unit awards) (all share numbers provided in this section reflect the two-for-one split of the Company’s stock that occurred in 2011). A subsequent amendment to the plan was approved by stockholders at our annual meeting on February 25, 2011 to increase the number of shares of Common Stock available for issuance under the 2005 Plan from 1,400,000 (not more than 700,000 of which have been or would be used for restricted stock or restricted stock unit awards) to 2,000,000 (not more than 1,000,000 of which have been or would be used for restricted stock or restricted stock unit awards).

As of November 30, 2012, options to purchase 505,947 shares of Common Stock were outstanding under the 2005 Plan; 444,479 shares of Common Stock had been issued upon exercise of options previously granted under the 2005 Plan; 104,301 shares of Common Stock had been withheld in settlement of tax withholding obligations associated with exercise of options previously granted under the 2005 Plan; 260,083 restricted shares of Common Stock issued under the 2005 Plan remained outstanding and subject to forfeiture; 507,182 restricted shares of Common Stock issued under the 2005 Plan had become non-forfeitable; 43,114 restricted shares of Common Stock issued under the 2005 Plan had been withheld in settlement of tax withholding obligations associated with the lapse of restrictions; and 114,211 shares of Common Stock had been reserved for issuance upon the attainment of the maximum amount of shares that could be issued based on the attainment of the maximum performance targets applicable to restricted stock unit awards issued under the 2005 Plan. Thus, as of November 30, 2012, 315,243 shares of Common Stock remained available for issuance in respect of new awards under the 2005 Plan, and not more than 161,638 of those shares could be issued in respect of new restricted stock or restricted stock unit awards.

The Board of Directors is concerned that the number of shares remaining under the 2005 Plan will not be sufficient to support our equity incentive programs beyond the end of fiscal year 2013 and, accordingly, has adopted the Amendment, subject to stockholder approval. As noted above, stockholders previously approved increases in the shares available for issuance under the 2005 Plan on January 23, 2009 and February 25, 2011. It continues to be the Board’s preference to ask our stockholders for regular, modest, increases in the shares available for issuance under the 2005 Plan, instead of considerable but infrequent increases. In this way, the Board intends to provide our stockholders with more influence over the rate and manner that we grant equity awards to our service providers. The Amendment increases the number of shares of Common Stock available for issuance under the 2005 Plan by 800,000.

The Board of Directors seeks stockholder approval of the Amendment to comply with applicable Nasdaq listing requirements. Approval of the Amendment will also extend by two years (until the 10th anniversary of the Annual Meeting) the period during which the Board of Directors or the Compensation Committee may grant awards under the 2005 Plan.

Approval of the Amendment is also sought to permit the 2005 Plan to continue to be used for the grant awards eligible for exemption from the deduction limitation of Section 162(m) of the Internal Revenue Code (the “Code”) (see “Section 162(m),” below, for more information). Accordingly, approval of the Amendment will extend by two years (until the 5th anniversary of the Annual Meeting) the period during which the performance metrics described below under the heading “Performance Awards” may be used as the basis for awards intended to be exempt from the deduction limitations of Section 162(m) of the Code. Finally, approval of the Amendment will also affirm the 2005 Plan’s existing eligibility criteria (as described below under the heading “Eligibility”) and existing limit on the number of shares subject to awards granted to a single participant in one calendar year (as described below under the heading “Shares Available and Award Limitations”).

The Amendment will not become effective unless and until stockholder approval is obtained. If stockholders do not approve the Amendment, the 2005 Plan will instead remain in effect in accordance with its pre-existing terms.

Board Recommendation

The Board of Directors believes that the Amendment is necessary to enable the Company to (i) continue to provide reasonable and competitive compensation to its employees and other service providers and thereby attract and retain the most qualified personnel, and (ii) continue to link pay to performance and thereby encourage the creation of additional stockholder value.

Accordingly, the Board of Directors recommends that you vote “FOR” the Amendment.

Summary of the 2005 Plan

The following is a brief description of the material features of the 2005 Plan (as modified by the Amendment). This summary does not purport to be a complete description of all of the provisions of the 2005 Plan. It is qualified in its entirety by reference to the full text of the 2005 Plan (as modified by the Amendment), which has been filed with the SEC with this proxy statement and is attached hereto as Appendix B.

Shares Available and Award Limitations. As of November 30, 2012, 315,243 shares of our Common Stock remained available for future awards under the 2005 Plan, all of which are available for grant as incentive stock options (161,638 of which were available for restricted stock or restricted stock unit awards). If the Amendment is approved, 800,000 additional shares of Common Stock will be available for issuance under the 2005 Plan (500,000 of which would be available for restricted stock or restricted stock unit awards). On December 3, 2012, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $21.90 per share.

If and to the extent awards granted under the 2005 Plan terminate, expire, cancel, or are forfeited without being exercised and/or delivered, the shares subject to such awards will again be available for grant under the 2005 Plan. Additionally, to the extent any shares subject to an award are withheld in settlement of any exercise price and/or any tax withholding obligation associated with that award, those shares will again be available for grant under the 2005 Plan. Previously the 2005 Plan only provided for the recycling of shares withheld if the withholding was to satisfy tax obligations.

In the event of any recapitalization, reorganization, merger, spin-off, stock split or combination, stock dividend or other similar event or transaction, substitutions or adjustments will be made by the Board of Directors to: (i) the aggregate number, class and/or issuer of the securities reserved for issuance under the 2005 Plan; (ii) the number, class and/or issuer of securities subject to outstanding awards; and (iii) the exercise price of outstanding options or stock appreciation rights, in each case in a manner that reflects equitably the effects of such event or transaction.

No participant will, in a single calendar year, be granted awards under the 2005 Plan with respect to more than 400,000 shares of our Common Stock.

Administration. The 2005 Plan is administered and interpreted by the Board of Directors or by a committee of the Board of Directors (the “Committee”) consisting of not less than two members who are “non-employee directors” of the Company, as defined in Rule 16b-3 of the Securities Exchange Act of 1934 and who may also be, to the extent deemed necessary to comply with Section 162(m) of the Code, “outside directors” as that term is defined in relevant Treasury regulations. The authority of the Board of Directors and any Committee appointed by the Board of Directors are co-extensive. Therefore, for the remainder of this discussion, references to the Committee will be deemed to include the Board of Directors.

The Committee has authority to grant awards under the 2005 Plan and determine the terms of such awards, including the persons to whom awards are to be granted, the type and number of awards to be granted and the number of shares of the Company’s Common Stock to be covered by each award. The Committee also specifies the time(s) and conditions upon which awards will be exercisable or settled. The Committee is also empowered to interpret the 2005 Plan and any award agreement and to correct any defect, supply any omission and to reconcile any inconsistency contained in the 2005 Plan or any award agreement.

Awards. Awards granted under the 2005 Plan may consist of incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Each award is subject to the terms and conditions set forth in the 2005 Plan and to any other terms and conditions specified by the Committee and memorialized in a written award agreement.

Eligibility. Employees, directors, consultants and other service providers of the Company and its affiliates are eligible to participate in the 2005 Plan, provided, however, that only employees of the Company or its subsidiaries are eligible to receive incentive stock options.

Stock Options.

General. The Committee may grant options qualifying as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code and/or non-qualified stock options (“NQSOs”).

Term, Purchase Price, Vesting and Method of Exercise of Options. The exercise price of any stock option granted under the 2005 Plan will be the fair market value of such stock on the date the option is granted.

The Committee may determine the option exercise period for each option; provided, however, that the exercise period may not exceed ten (10) years from the date of grant. Vesting for each option will also be determined by the Committee.

Generally, payment of the option price will be made in cash, or with the Committee’s consent, in shares of our Common Stock having a fair market value on the date of exercise equal to the option price, or by such other means as the Committee may permit. The participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise.

Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) under the 2005 Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the difference between the fair market value of our Common Stock underlying the SAR on the date of exercise and the fair market value of our Common Stock underlying the SAR on the date of grant. Such amount may be paid in cash or shares of our Common Stock, as determined by the Committee.

Effects of Termination of Service with the Company. Generally, unless provided otherwise in the award agreement, the right to exercise any option or SAR terminates ninety (90) days following termination of the participant’s relationship with the Company for reasons other than death, disability or termination for “cause” as defined in the 2005 Plan. If the participant’s relationship with the Company terminates due to death or disability, unless provided otherwise in the award agreement, the right to exercise an option or SAR will terminate the earlier of one year following such termination or the original expiration date. If the participant’s relationship with the Company is terminated for “cause”, any option or SAR not already exercised will automatically be forfeited as of the date of such termination.

Restricted Stock Awards. The Committee may issue restricted shares of our Common Stock under the 2005 Plan. A restricted stock award is an award of shares that will vest based on the occurrence of a condition specified by the Committee (such as the completion of a period of service or attainment of a performance goal). If a participant’s employment terminates before the vesting condition is fulfilled, the shares will be forfeited. While the shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares. Unless otherwise determined by the Committee, an award of restricted stock entitles the participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon.

Restricted Stock Units. The Committee may issue restricted stock units (“RSUs”) under the 2005 Plan. A RSU is a contractual promise to issue shares (or pay the value of shares) at a specified future date, subject to fulfillment of vesting conditions specified by the Committee. A RSU award carries no voting or dividend rights or other rights associated with stock ownership. A RSU award may be settled in shares of our Common Stock, cash, or in any combination of Common Stock and/or cash, as determined by the Committee.

Performance Awards. The Committee may grant performance awards under the 2005 Plan, which may be denominated as a number of shares of our Common Stock or a specified number of other awards (or a combination of both). Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted, settled or becoming vested under the 2005 Plan, or as a condition to accelerating the timing of such events.

The performance criteria associated with that award will be based on one or more of the following: (1) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, earnings per share, after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, the price of our Common Stock or a combination of the foregoing; (2) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, our bank debt or other public or private debt or financial obligations; (3) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or (4) such other business criteria specified by the Committee, provided that such criteria does not cause a performance award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify. Performance goals may be established on a Company-wide basis, or with respect to one or more business units, divisions, affiliates or products. In addition, performance goals may be established in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

The Committee may provide, at the time a performance goal is established, that adjustments will be made to the applicable performance goal to take into account, in the manner specified by the Committee, the impact of one or more of the following: (1) gain or loss from all or certain claims and/or litigation and insurance recoveries, (2) the impairment of tangible or intangible assets, (3) stock-based compensation expense, (4) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (5) restructuring activities reported in the Company’s public filings, (6) investments, dispositions or acquisitions, (7) gain or loss from the disposal of certain assets, (8) gain or loss from the early extinguishment, redemption, or repurchase of debt,

(9) cash or non-cash charges related to store closing expenses, (10) changes in accounting principles that become effective during the performance period, or (11) such other items specified by the Committee, provided that such adjustment does not cause a performance award intended to constitute qualified performance-based compensation under Section 162(m) of the Code to cease to so qualify. Each of the adjustments described in this paragraph may relate to the whole Company or to any subsidiary, division or other operational unit of the Company, as determined by the Committee at the time the performance goals are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. Finally, adjustments will be made as necessary to any business criteria related to the Company’s stock to reflect changes in corporate capitalization, such as stock splits and reorganizations.

The adoption, disclosure and approval of the foregoing performance criteria are intended to enable the issuance of awards that will constitute “qualified performance-based compensation” exempt from the deduction limitations of Section 162(m) of the Code.

Amendment and Termination of the 2005 Plan. The Board of Directors may amend, alter or discontinue the 2005 Plan at any time, provided however, that any amendment that increases the aggregate number of shares of our Common Stock that may be issued under the 2005 Plan or modifies the requirements as to eligibility for participation, will be subject to approval by our stockholders.

The 2005 Plan will expire on the 10th anniversary of the Annual Meeting.

Change in Control of the Company. In the event of a change in control of the Company, the Committee has discretion to, among other things, accelerate the vesting of outstanding awards, cash out outstanding awards or exchange outstanding awards for similar awards of a successor company. A “change in control” of the Company will be deemed to have taken place upon:

•	the acquisition by any person of direct or indirect ownership of securities representing more than 50% of the voting power of the Company’s then outstanding stock;

•

a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

•	the sale of substantially all the assets of the Company;

•	the liquidation or dissolution of the Company; or

•	the occurrence of any similar transaction deemed by the Board of Directors to constitute a change in control.

Federal Income Tax Consequences of Awards Granted under the 2005 Plan

Set forth below is a general description of the federal income tax consequences relating to awards granted under the 2005 Plan. Participants are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

NQSOs. There are no federal income tax consequences to participants or to the Company upon the grant of a NQSO. Upon the exercise of a NQSO, participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO and the Company generally will be entitled to a corresponding federal income tax deduction at that time. Shares issued upon the exercise of a NQSO will have a tax basis equal to their fair market value on the date of exercise, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

ISOs. Participants will not be subject to federal income taxation upon the grant or exercise of an ISO and the Company will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss equal to the difference between the amount realized on the sale and the option exercise price and the Company will not be entitled to any tax deduction in connection therewith.

If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant (a “disqualifying disposition”), the participant generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the participant.

SARs. The participant will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income equal to the value of the shares of our Common Stock and/or cash received upon such exercise, and the Company will be entitled to a congruent deduction. Shares received in connection with the exercise of a SAR will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Restricted Stock. A participant normally will not recognize taxable income upon the award of restricted stock, and the Company will not be entitled to a deduction, until such stock is transferable by the participant or is no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the shares of Common Stock subject to the award are either transferable or are no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the shares of Common Stock at that time and the amount paid by the participant for the shares, if any. The Company will be entitled to a deduction equal to the income recognized by the participant.

A participant may, however, elect to recognize ordinary income in the year the restricted stock is awarded in an amount equal to the difference between the fair market value of the shares of Common Stock at that time, determined without regard to any restrictions, and the amount paid by the participant for the shares, if any. In this event, the Company will be entitled to a deduction equal to the amount recognized as compensation by the participant in the same year. In addition, in this event, the participant will not be required to recognize any taxable income upon vesting of the shares. If, after making the election, any shares subject to the award are forfeited, the participant will not be entitled to any tax deduction or refund with respect to taxes previously paid.

In either case, the tax basis of shares subject to a restricted stock award will be equal to their fair market value on the date the participant recognizes ordinary income with respect to the award, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

RSUs. A participant will not recognize taxable income upon the grant of a RSU. At the time shares and/or cash are paid to a participant in settlement of the RSU, the participant will recognize ordinary income equal to the value of the shares and/or cash and the Company will be entitled to a congruent deduction. Shares issued in settlement of a RSU award will have a tax basis equal to their fair market value on the date of issuance, and the holding period of those shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Performance Awards. If a performance award is settled by the issuance of unrestricted shares of our Common Stock, the participant receiving the shares will recognize ordinary income equal to the value of the shares at the time of issuance and the Company will be entitled to a congruent deduction. Those shares will then have a tax basis equal to their fair market value on the date of issuance, and the holding period of those shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

If a performance award is settled by the issuance of another type of award under the 2005 Plan, the tax consequences of that other award will be the same as described above with respect to the relevant type of award.

Section 162(m). Section 162(m) of the Code limits the federal income tax deductions a publicly held company can claim for compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are “named executive officers” in the summary compensation table in the issuer’s proxy statement, excluding the issuer’s principle financial officer). “Qualified performance-based compensation” is not counted against the $1,000,000 deductibility limit. Under the 2005 Plan, options or SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as “qualified performance-based compensation.” In addition, awards that are conditioned upon achievement of certain performance goals, such as performance-based restricted stock unit awards, may satisfy the requirements for treatment as “qualified performance-based compensation.” A number of other requirements must be met, however, in order for those awards to so qualify. Accordingly, there can be no assurance that awards under the 2005 Plan will be fully deductible under all circumstances.

New Plan Benefits

Awards are granted under the 2005 Plan in the discretion of the Committee. Accordingly, it is not possible to determine the number, name or positions of persons who will benefit from the Amendment, if it is approved by stockholders, or the terms of any such benefits. However, the following table sets forth information with respect to Awards granted under the 2005 Plan during the 2012 fiscal year. The information with respect to performance-based restricted stock is based on the target number of shares that may be realized under the Company’s performance-based restricted stock units.

Name and Position	Shares of Time-Based Restricted Stock Awarded in Fiscal Year 2012 (#)	Target Number of Shares of Performance- Based Restricted Stock Units Awarded in Fiscal Year 2012 (#)	Shares Underlying Option Awards in Fiscal Year 2012 (#)
Edward M. Krell	18,299	25,000	28,604
Christopher F. Daniel	2,188	4,375	5,006
Judd P. Tirnauer	5,417	5,417	12,395
Ronald J. Masciantonio	4,267	4,267	9,764
All Executive Officers as a group	30,171	39,059	55,769
All Non-Employee Directors as a group	26,000	—	—
All other grantees as a group	54,050	—	52,000

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of September 30, 2012, regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (#)
Equity compensation plans approved by security holders	607,213	(1)	13.05	518,782	(2)
Equity compensation plans not approved by security holders (3)	—		—	—

Total	607,213		13.05	518,782

(1)	Reflects shares subject to options outstanding under the Company’s Amended and Restated 1987 Stock Option Plan (the “1987 Plan”), the 1994 Director Stock Option Plan and the 2005 Plan.

(2)	Reflects shares available under the 2005 Plan (286,745 of which may be issued as shares of restricted stock).

(3)	The Company does not maintain any equity compensation plans that have not been approved by the stockholders.

The Board of Directors recommends that you vote FOR this Proposal 5 to approve the adoption of the Amendment of the Destination Maternity Corporation 2005 Equity Incentive Plan.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify us at (215) 873-2200 extension 32859 or Investor Relations, Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania 19123. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Other Business

Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Annual Report

A copy of the Company’s Annual Report to Stockholders for fiscal year 2012 accompanies this proxy statement.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the year ended September 30, 2012. Requests should be directed to Destination Maternity Corporation, Attention: Chief Financial Officer, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Stockholder Proposals

Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2014 (the “2014 Annual Meeting”). In order for a stockholder’s nomination of one or more candidates for election as directors at the 2014 Annual Meeting or any other proposal to be considered at the 2014 Annual Meeting, the notice described below must be received by us at the address set forth below, together with certain information specified in our By-laws, between October 27, 2013 and November 26, 2013. However, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, notice must be received not earlier than the 90th day prior to the annual meeting and not later than, the later of, the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made by the Company.

A stockholder who proposes to nominate an individual for election to the Board of Directors at the 2014 Annual Meeting must deliver a written notice to the Secretary of the Company which includes: (i) a complete description of the proposed nominees’ qualifications, experience and background, and any and all other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) a description of all relationships between the proposed nominee and such stockholder and any agreements or understandings between such stockholders and the proposed nominee regarding the nomination; (iii) a description of all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company; (iv) a statement signed by the proposed nominee in which he or she consents to being named in the proxy statement as a nominee and to serving as a director if elected.

In addition, a stockholder who either proposes to nominate an individual for election to the Board of Directors or intends to propose any other business that is a proper matter for stockholder action at the 2014 Annual Meeting must deliver a written notice to the Secretary of the Company which includes: (i) the name and address of the stockholder giving the notice, as it appears on the Company’s books, and the telephone number of such stockholder; (ii) the name, address and telephone number of the beneficial owner, if any, on whose behalf the nomination is being made; (iii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner and the time period for which such shares have been held; (iv) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting; (v) a representation that such stockholder and such beneficial owner intend to continue to hold the reported shares through the date of the meeting, and (vi) with respect to any proper business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners. The stockholder’s written notice should be sent to the attention of the Secretary, c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

In addition to being able to present proposals for consideration at the Annual Meeting, stockholders may also be able to have their proposals for any proper business (not including director nominations) included in our proxy statement and form of proxy for the 2014 Annual Meeting. In order to have any such stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than August 16, 2013, and the stockholder must otherwise comply with applicable SEC requirements and our By-laws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2014 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2014 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Secretary of such proposal between October 27, 2013 and November 26, 2013 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary, and all notices and nominations referred to above must be sent to our Secretary, at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

By Order of the Board of Directors

Edward M. Krell

Chief Executive Officer

Philadelphia, Pennsylvania

December 14, 2012

Appendix A

DESTINATION MATERNITY CORPORATION

AMENDED AND RESTATED MANAGEMENT INCENTIVE PROGRAM

SECTION 1. Purpose; Definitions. The purpose of the Amended and Restated Destination Maternity Corporation Management Incentive Program (the “Program”) is to enable Destination Maternity Corporation (the “Company”) and its affiliated companies to motivate and reward favorable performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year.

For purposes of the Program, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Award” means a cash bonus under the Program.

(c) “Board” means the Board of Directors of the Company, as constituted from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(e) “Committee” means the Compensation Committee of the Board, and shall consist of members of the Board who are not employees of the Company or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Code.

(f) “Fiscal Year” means the period beginning on October 1 and ending on September 30.

(g) “Participant” means the executive officers of the Company and any other key employee of the Company or any Affiliate with the title of “manager” or above selected by the Committee to participate in the Program.

(h) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(i) “Performance Period” means each Fiscal Year or another period as designated by the Committee, so long as such period does not exceed one year.

SECTION 2. Administration of Program. The Committee shall administer and interpret the Program, provided, that, the Program will not be interpreted in a manner that causes an Award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify. The Committee shall have the power, from time to time, to: (i) select Participants; (ii) determine the amount of cash to be paid pursuant to each Participant; (iii) determine the terms and conditions of each Award; (iv) establish the performance objectives for any Performance Period in accordance with Section 3 and certify whether such performance objectives have been obtained; (v) establish and amend rules and regulations relating to the Program, and to make all other determinations necessary and advisable for the administration of the Program; and (vi) correct any defect, supply any omission or reconcile any inconsistency in the Program or any Award.

Nothing in the Program shall be deemed to limit the ability of the Committee to grant Awards to Participants under the Program which are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and which are not exempt from the limitations thereof.

All decisions made by the Committee pursuant to the Program shall be made in the Committee’s sole and absolute discretion and shall be final and binding on the Participants, and the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Program other than as a result of such individual’s willful misconduct.

SECTION 3. AWARDS.

(a) Performance Criteria. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive an Award for that Performance Period. In addition, at that time the Committee will also specify the portion of Awards that will be payable upon the full, partial or over-achievement of specified performance objectives for that Performance Period. Except with respect to an Award that is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, such performance objectives will be based upon the following criteria, as determined by the Committee for the applicable Performance Period (subject to adjustment in accordance with Section 3(b), below):

(i) the attainment of certain target levels of, or a specified percentage increase in, (1) revenues (including, without limitation, specified subsets or measures of revenue, such as “net sales” or “comparable sales”), (2) income before taxes and extraordinary items, (3) net income, (4) operating income, (5) earnings before income tax, (6) earnings before interest, taxes, depreciation and amortization, (7) after-tax or pre-tax profits, (8) operational cash flow, (9) return on capital employed or returned on invested capital, (10) after-tax or pre-tax return on stockholders’ equity, (11) the price of our common stock or (12) a combination of the foregoing;

(ii) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, our bank debt or other public or private debt or financial obligations;

(iii) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(iv) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(v) the growth in the value of an investment in our common stock assuming the reinvestment of dividends;

(vi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or

(vii) any other objective business criteria that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The performance objectives for a particular Performance Period need not be the same for all Participants.

(b) Adjustments to Performance Criteria. The Committee may provide, at the time the performance goals are established in accordance with Section 3(a), that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (v) restructuring activities reported in the Company’s public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, (ix) cash or non-cash charges related to store closing expenses, (x) changes in accounting principles that become effective during the performance period, or (xi) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Any adjustment described in this Section 3(b) may relate to the Company or to any subsidiary, division or other operational unit of the Company or its Affiliates, as determined by the Committee at the time the performance goals are established. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Committee at the time performance goals are established. Notwithstanding the foregoing, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s stock.

(c) Maximum Award Amount Payable. The maximum amount payable hereunder to any single Participant with respect to any particular Performance Period will not exceed $1,950,000.

(d) Payment Conditioned on Continued Employment. No Participant will be entitled to any payment hereunder with respect to any particular Performance Period unless he or she has remained continuously employed by the Company or its Affiliates through the last day of that Performance Period (or such other date as is specified by the Committee at the time that performance objectives are established).

(e) Negative Discretion. Notwithstanding anything else contained in Section 3(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 3(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 3(b).

SECTION 4. PAYMENT. To the extent that the Committee determines at the time of grant to qualify an Award as performance-based compensation under Section 162(m) of the Code, no Award shall be payable except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Award have been satisfied. Payment hereunder will be made as soon as practicable after the Committee certification referenced above is completed, but in no event later than 2 1/2 months following the end of the Fiscal Year to which the Award relates.

SECTION 5. GENERAL PROVISIONS

(a) Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Program; provided; however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Participants as “qualified performance-based compensation” under Section 162(m) of the Code.

(b) Unsecured Creditor Status. A Participant entitled to payment hereunder shall rely solely upon the unsecured promise of the Company and nothing herein contained shall be construed to give to or vest in a

Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future.

(c) Non-Assignment of Awards. The Participant shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Program or an Award, provided that the right to payment of an Award earned hereunder may pass by will or the laws of descent and distribution.

(d) Separability. If any term or condition of the Program shall be invalid or unenforceable to any extent or in any application, then the remainder of the Program, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e) Continued Employment. Neither the adoption of the Program nor the execution of any document in connection with the Program will: (i) confer upon any employee of the Company or an Affiliate any right to continued employment with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment of any of its employees at any time.

(f) Incapacity. If the Committee determines that a Participant is unable to care for his affairs because of illness or accident, any amount due such Participant under the Program may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

(g) Withholding. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the payment of any Award as it may deem necessary or appropriate, in its sole discretion.

(h) Governing Law. The Program and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

Appendix B

DESTINATION MATERNITY CORPORATION

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

SECTION 1. Purpose; Definitions. The purposes of this Amended and Restated Destination Maternity Corporation 2005 Equity Incentive Plan (the “Plan”) are to: (a) enable Destination Maternity Corporation (the “Company”) and its affiliated companies to recruit and retain highly qualified personnel; (b) provide those personnel with an incentive for productivity; and (c) provide those personnel with an opportunity to share in the growth and value of the Company.

For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

(b) “Award” means an award of Options, SARs, Restricted Stock, Restricted Stock Units or Performance Awards made under this Plan.

(c) “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time; provided, however, that if the Board appoints a Committee to perform some or all of the Board’s administrative functions hereunder, references to the “Board” will be deemed to also refer to that Committee in connection with matters to be performed by that Committee.

(e) “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or adversely affects the Company’s or its Affiliates’ operations or financial performance, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; or (iv) material breach of any agreement with or duty owed to the Company or any of its Affiliates. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

(f) “Change in Control” means the occurrence of any of the following, in one transaction or a series of related transactions: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities; (ii) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all the assets of the Company, (iv) a liquidation or dissolution of the Company, or (v) any similar event deemed by the Board to constitute a Change in Control for purposes of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h) “Committee” means a committee appointed by the Board in accordance with Section 2 of the Plan.

(i) “Director” means a member of the Board.

(j) “Disability” means a condition rendering a Participant Disabled.

(k) “Disabled” will have the same meaning as set forth in Section 22(e)(3) of the Code.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date: (i) if the Shares are not then publicly traded, the value of such Shares on that date, as determined by the Board in its sole and absolute discretion; or (ii) if the Shares are publicly traded, the closing price for a Share on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, but are traded in the over-the-counter market, the closing sale price of a Share or, if no sale is publicly reported, the average of the closing bid and asked quotations for a Share, as reported by The Nasdaq Stock Market, Inc. (“Nasdaq”) or any comparable system or, if the Common Stock is not listed on Nasdaq or a comparable system, the closing sale price of a Share or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the Common Stock selected from time to time by the Company for that purpose.

(n) “Incentive Stock Option” means any Option intended to be an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(o) “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; provided, however, that the Board or the Committee may, to the extent that it deems necessary to comply with Section 162(m) of the Code or regulations thereunder, require that each “Non-Employee Director” also be an “outside director” as that term is defined in regulations under Section 162(m) of the Code.

(p) “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(q) “Option” means any option to purchase Shares (including Restricted Stock, if the Board so determines) granted pursuant to Section 5 hereof.

(r) “Parent” means, in respect of the Company, a “parent corporation” as defined in Sections 424(e) of the Code.

(s) “Participant” means an employee, consultant, Director, or other service provider of or to the Company or any of its respective Affiliates to whom an Award is granted.

(t) “Performance Award” means Shares or other Awards that, pursuant to Section 10, are granted, vested and/or settled upon the achievement of specified performance conditions.

(u) “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(v) “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 8 hereof.

(w) “Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 9 hereof.

(x) “SAR” means a stock appreciation right granted under the Plan and described in Section 6 hereof.

(y) “Shares” means shares of the Company’s common stock, par value $.01, subject to substitution or adjustment as provided in Section 3(c) hereof.

(z) “Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.

SECTION 2. Administration. The Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee to perform some or all of the Board’s administrative functions hereunder; and provided further, that the authority of any Committee appointed pursuant to this Section 2 will be subject to such terms and conditions as the Board may prescribe and will be coextensive with, and not in lieu of, the authority of the Board hereunder.

Subject to the requirements of the Company’s by-laws and certificate of incorporation any other agreement that governs the appointment of Board committees, any Committee established under this Section 2 will be composed of not fewer than two members, each of whom will serve for such period of time as the Board determines; provided, however, that if the Company has a class of securities required to be registered under Section 12 of the Exchange Act, all members of any Committee established pursuant to this Section 2 will be Non-Employee Directors. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

The Board will have full authority to grant Awards under this Plan and determine the terms of such Awards. Such authority will include the right to:

(a) select the persons to whom Awards are granted (consistent with the eligibility conditions set forth in Section 4);

(b) determine the type of Award to be granted;

(c)determine the number of Shares, if any, to be covered by each Award;

(d) establish the vesting or forfeiture terms of each Award;

(e) establish the performance conditions relevant to any Performance Award and certify whether such performance conditions have been satisfied;

(f) determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(d); and

(g) determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant.

The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms and form of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.

All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all persons, including the Company and Participants. No Director will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

SECTION 3. Shares Subject to the Plan.

(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be issued in respect of Awards under the Plan is 2,800,000. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares. Notwithstanding the foregoing, no individual may granted Awards with respect to more than 400,000 Shares in any calendar year. In addition, not more than 1,500,000 Shares will be issued hereunder in respect of Restricted Stock or Restricted Stock Units.

(b) Effect of the Expiration or Termination of Awards. If and to the extent that an Option or SAR expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Option or SAR will again become available for grant under the Plan. Similarly, if and to the extent an Award of Restricted Stock, Restricted Stock Units or a Performance Award is canceled, forfeited or repurchased for any reason, the Shares subject to that Award will again become available for grant under the Plan. In addition, if any Share is withheld in satisfaction of the exercise price of any Award or pursuant to Section 12(e) in settlement of a tax withholding obligation associated with an Award, that Share will again become available for grant under the Plan.

(c) Other Adjustment. In the event of any recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Shares, substitutions or adjustments will be made by the Board to the aggregate number, class and/or issuer of the securities that may be issued under the Plan, to the number, class and/or issuer of securities subject to outstanding Awards, and to the exercise price of outstanding Options or SARs, in each case in a manner that reflects equitably the effects of such event or transaction.

(d) Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Options or SARs to become vested and/or immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock or Restricted Stock Units to become non-forfeitable, in whole or in part; (iii) cancel any Option in exchange for a substitute option in a manner consistent with the requirements of Treas. Reg. §1.424-1(a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units or SAR in exchange for restricted stock, restricted stock units or stock appreciation rights in respect of the capital stock of any successor corporation or its parent; (v) cancel any Option or SAR in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that Option or SAR, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option or SAR; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option or SAR, the Board may cancel that Option or SAR without any payment of consideration therefor; or (vi) cancel any Restricted Stock Unit in exchange for cash and/or other substitute consideration with a value equal to the Fair Market Value per Share on the date of the Change in Control. In the discretion of the Board, any cash or substitute consideration payable upon cancellation of an Award may be subjected to vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control.

SECTION 4. Eligibility. Employees, Directors, consultants, and other individuals who provide services to the Company or its Affiliates are eligible to be granted Awards under the Plan; provided, however, that only employees of the Company, its Parent or a Subsidiary are eligible to be granted Incentive Stock Options.

SECTION 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Any Option granted under the Plan will be in such form as the Board may at the time of such grant approve. Without limiting the generality of Section 3(a), any or all of the Shares reserved for issuance under Section 3(a) may be issued in respect of Incentive Stock Options.

The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(a) Option Price. The exercise price per Share purchasable under any Option will be determined by the Board and will not be less than 100% of the Fair Market Value per Share on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company, its Parent or a Subsidiary will have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant.

(b) Option Term. The term of each Option will be fixed by the Board, but no Option will be exercisable more than 10 years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Company, its Parent or a Subsidiary may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of the Option.

(c) Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board.

(d) Method of Exercise. Subject to the terms of the applicable Award Agreement, the exercisability provisions of Section 5(c) and the termination provisions of Section 7, Options may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check, or such other means as the Board may accept. As determined by the Board, in its sole discretion, payment of the exercise price of an Option may be made in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of previously acquired Shares may be authorized only at the time the Option is granted.

No Shares will be issued upon exercise of an Option until full payment therefor has been made. A Participant will not have the right to distributions or dividends or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, if requested, has given the representation described in Section 11(a) hereof and fulfills such other conditions as may be set forth in the applicable Award Agreement.

(e) Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company, its Parent or any Subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(f) Termination of Service. Unless otherwise specified in the applicable Award Agreement, Options will be subject to the terms of Section 7 with respect to exercise upon or following termination of employment or other service.

(g) Transferability of Options. Except as may otherwise be specifically determined by the Board with respect to a particular Option: (i) no Option will be transferable by the Participant other than by will or by the laws of descent and distribution, and (ii) during the Participant’s lifetime, an Option will be exercisable only by the Participant (or, in the event of the Participant’s Disability, by his personal representative).

SECTION 6. Stock Appreciation Rights.

(a) Nature of Award. Upon the exercise of a SAR, its holder will be entitled to receive an amount equal to the excess (if any) of: (i) the Fair Market Value of the Shares covered by such SAR as of the date such SAR is exercised, over (ii) the Fair Market Value of the Shares covered by such SAR as of the date such SAR was granted. Such amount may be paid in either cash and/or Shares, as determined by the Board in its sole and absolute discretion.

(b) Terms and Conditions. The Award Agreement evidencing any SAR will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) Term of SAR. Unless otherwise specified in the Award Agreement, the term of a SAR will be ten years.

(ii) Exercisability. SARs will vest and become exercisable at such time or times and subject to such terms and conditions as will be determined by the Board at the time of grant.

(iii) Method of Exercise. Subject to terms of the applicable Award Agreement, the exercisability provisions of Section 6(b)(ii) and the termination provisions of Section 7, SARs may be exercised in whole or in part from time to time during their term by delivery of written notice to the Company specifying the portion of the SAR to be exercised.

(iv) Termination of Service. Unless otherwise specified in the Award Agreement, SARs will be subject to the terms of Section 7 with respect to exercise upon termination of employment or other service.

(v) Non-Transferability. Except as may otherwise be specifically determined by the Board with respect to a particular SAR: (A) SARs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution, and (B) during the Participant’s lifetime, SARs will be exercisable only by the Participant (or, in the event of the Participant’s Disability, by his personal representative).

SECTION 7. Termination of Service. Unless otherwise specified with respect to a particular Option or SAR in the applicable Award Agreement, Options or SARs granted hereunder will be exercisable after termination of service only to the extent specified in this Section 7.

(a) Termination by Reason of Death. If a Participant’s service with the Company or any Affiliate terminates by reason of death, any Option or SAR held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

(b) Termination by Reason of Disability. If a Participant’s service with the Company or any Affiliate terminates by reason of Disability, any Option or SAR held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

(c) Cause. If a Participant’s service with the Company or any Affiliate is terminated for Cause: (i) any Option or SAR not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(d) Other Termination. If a Participant’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option or SAR held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 90 days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

SECTION 8. Restricted Stock.

(a) Issuance. Restricted Stock may be issued either alone or in conjunction with other Awards. The Board will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards. The purchase price for Restricted Stock may, but need not, be zero. The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has delivered to the Company an executed Award Agreement and has otherwise complied with the applicable terms and conditions of such Award.

(b) Certificates. A share certificate will be issued in connection with each Award of Restricted Stock. Such certificate will be registered in the name of the Participant receiving the Award, and will bear the following legend and/or any other legend required by this Plan, the Award Agreement or by applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE DESTINATION MATERNITY CORPORATION 2005 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN [THE PARTICIPANT] AND DESTINATION MATERNITY CORPORATION COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF DESTINATION MATERNITY CORPORATION AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Share certificates evidencing Restricted Stock will be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition to any Award of Restricted Stock, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(c) Restrictions and Conditions. The Award Agreement evidencing the grant of any Restricted Stock will incorporate the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Board may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii) Except as provided in this paragraph (ii) or the applicable Award Agreement, once the Participant has been issued a certificate or certificates for Restricted Stock, the Participant will have, with respect to the

Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, may require cash distributions or dividends to be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Board so determines, reinvested in additional Restricted Stock to the extent Shares are available under Section 3(a) of the Plan. Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(iii) Subject to the provisions of the applicable Award Agreement, if a Participant’s service with the Company and it Affiliates terminates prior to the expiration of the applicable Restriction Period, the Participant’s Restricted Stock that then remains subject to forfeiture will then be forfeited automatically.

(iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period (or if and when the restrictions applicable to Restricted Stock are removed pursuant to Section 3(d) or otherwise), the certificates for such Shares will be replaced with new certificates, without the restrictive legends described in Section 8(b) applicable to such lapsed restrictions, and such new certificates will be delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

SECTION 9. Restricted Stock Units. Subject to the other terms of the Plan, the Board may grant Restricted Stock Units to eligible individuals and may impose conditions on such units as it may deem appropriate. Each Restricted Stock Unit shall be evidenced by an Award Agreement in the form that is approved by the Board and that is not inconsistent with the terms and conditions of the Plan. Each Restricted Stock Unit will represent a right to receive from the Company, upon fulfillment of any applicable conditions, an amount equal to the Fair Market Value (at the time of the distribution) of one Share. Distributions may be made in cash and/or Shares. All other terms governing Restricted Stock Units, such as vesting, time and form of payment and termination of units shall be set forth in the applicable Award Agreement.

SECTION 10. Performance Awards.

(a) Performance Awards Generally. The Board may grant Performance Awards in accordance with this Section 10. Performance Awards may be denominated as a number of Shares, or specified number of other Awards (or a combination thereof) which may be earned upon achievement or satisfaction of performance conditions specified by the Board. In addition, the Board may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such performance conditions as may be specified by the Board. Subject to Section 10(b), the Board may use such business criteria or other measures of performance as it may deem appropriate in establishing the relevant performance conditions and may, in its discretion, adjust such criteria from time to time.

(b) Qualified Performance-Based Compensation Under Section 162(m). Performance Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code will be granted by the Committee and will be subject to the terms of this Section 10(b).

(i) Specified Business Criteria. The grant, vesting and/or settlement of a Performance Award subject to this Section 10(b) will be contingent upon achievement of one or more of the following business criteria (subject to adjustment in accordance with Section 10(b)(ii), below):

(A) the attainment of certain target levels of, or a specified percentage increase in: revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, earning per share, after-tax or pre-tax profits, operational cash flow, return on capital employed or returned on invested capital, after-tax or pre-tax return on stockholders’ equity, the price of the Company’s common stock or a combination of the foregoing;

(B) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, the Company’s bank debt or other public or private debt or financial obligations;

(C) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or

(D) any other objective business criteria that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The performance goals for a particular performance period need not be the same for all Participants.

(ii) Adjustments to Performance Goals. The Committee may provide, at the time performance goals are established in accordance with Section 10(b)(i), that adjustments will be made to those performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (A) gain or loss from all or certain claims and/or litigation and insurance recoveries, (B) the impairment of tangible or intangible assets, (C) stock-based compensation expense, (D) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (E) restructuring activities reported in the Company’s public filings, (F) investments, dispositions or acquisitions, (G) loss from the disposal of certain assets, (H) gain or loss from the early extinguishment, redemption, or repurchase of debt, (I) cash or non-cash charges related to store closing expenses, (J) changes in accounting principles, or (K) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. An adjustment described in this Section 10(b)(ii) may relate to the Company or to any subsidiary, division or other operational unit of the Company or its Affiliates, as determined by the Committee at the time the performance goals are established. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Committee at the time performance objectives are established. In addition, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s stock.

(c) Other Terms of Performance Awards. The Board may specify other terms pertinent to a Performance Award in the applicable Award Agreement, including terms relating to the treatment of that Award in the event of a Change in Control prior to the end of the applicable performance period.

SECTION 11. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time. However, except as otherwise provided in Section 3, no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award without that Participant’s consent or which, without the approval of such amendment within 365 days of its adoption by the Board by the Company’s stockholders in a manner consistent with Treas. Reg. § 1.422-3, would: (i) increase the total number of Shares reserved for issuance hereunder, or (ii) change the persons or class of persons eligible to receive Awards.

SECTION 12. General Provisions.

(a) The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate.

(b) All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable federal or state securities law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

(d) Neither the adoption of the Plan nor the execution of any document in connection with the Plan will: (i) confer upon any employee of the Company or an Affiliate any right to continued employment or engagement with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment of any of its employees at any time.

(e) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

SECTION 13. Effective Date of Plan. Subject to the approval of the Plan by the Company’s stockholders within 12 months of the Plan’s adoption by the Board, the Plan will become effective on the date that it is adopted by the Board.

SECTION 14. Term of Plan. The Plan will continue in effect until the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); but provided further, that Awards granted prior to such 10th anniversary may extend beyond that date.

SECTION 15. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 16. Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

SECTION 17. Board Action. Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Board or Committee, as the case may be, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:

(a) the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time);

(b) the Company’s Bylaws (as the same may be amended and/or restated from time to time); and

(c) any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other persons (as the same may be amended from time to time).

SECTION 18. Notices. Any notice to be given to the Company pursuant to the provisions of this Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Financial Officer (or such other person as the Company may designate in writing from time to time), and, if to a Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

C/O BROADRIDGE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M51118-P32194 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DESTINATION MATERNITY CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
01) Arnaud Ajdler 02) Michael J. Blitzer 03) Barry Erdos 04) Joseph A. Goldblum	05) Edward M. Krell 06) Melissa Payner-Gregor 07) William A. Schwartz, Jr. 08) B. Allen Weinstein

						For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.
2. Ratification of the appointment of KPMG LLP as independent registered public accountants.						☐	☐	☐
3. Approval, by non-binding advisory vote, of executive compensation.						☐	☐	☐
4. Approval of an amendment and restatement of the Company’s Management Incentive Program.						☐	☐	☐
5. Approval of an amendment to the Company’s 2005 Equity Incentive Plan.						☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please have an authorized officer sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M51119-P32194

DESTINATION MATERNITY CORPORATION
Annual Meeting of Stockholders
January 25, 2013 9:15 AM
This proxy is solicited by the Board of Directors

The stockholder signing this proxy, revoking all previous proxies, hereby appoints Edward M. Krell and Ronald J. Masciantonio, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on January 25, 2013, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, “FOR” RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2013, “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, “FOR” THE APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S MANAGEMENT INCENTIVE PROGRAM, AND “FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2005 EQUITY INCENTIVE PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE STOCKHOLDER SIGNING THIS PROXY HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please sign and date your Proxy on the reverse side and return it promptly. Continued and to be signed on reverse side